UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TriCo Bancshares

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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To our Shareholders:

On Tuesday, May 21, 2019, TriCo Bancshares will hold its annual meeting of shareholders at 63 Constitution Drive, Chico, California 95973. The meeting will begin at 5:00 p.m. Pacific Time.

Shareholders who owned shares of our common stock at the close of business on April 9, 2019, may attend and vote at the meeting. At the meeting, shareholders will be asked to:

1.	Elect 12 directors for terms expiring at the 2020 annual meeting of shareholders. The 12 nominees are listed on page 5 of the attached proxy statement.

2.	Approve the 2019 Equity Compensation Plan.

3.	Approve, on an advisory basis, the compensation of our executives.

4.	Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2019.

5.	Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

A copy of our 2018 annual report is enclosed. We are mailing these proxy materials to shareholders beginning on or about April 18, 2019.

As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

By Order of the Board of Directors,

Secretary

Chico, California

April 18, 2019

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2019

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2018 and the 2019 Proxy Statement are available at www.tcbk.com/about/investor-relations/sec-filings/.

QUESTIONS AND ANSWERS

1.	Q:	Why am I receiving these materials?
	A:	The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place on May 21, 2019, and any adjournments and postponements of the annual meeting, which we refer to as the “meeting.” As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.	Q:	What information is contained in these materials?
	A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2018 Annual Report is also enclosed.

3.	Q:	Who may vote at the meeting?
	A:	Only shareholders of record at the close of business on the record date of April 9, 2019 may vote at the meeting. As of the record date, 30,432,419 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

4.	Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
	A:	Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, but cannot vote on “non-routine” matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform TriCo that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote.”

5.	Q:	What may I vote on at the meeting?
	A:	You may vote to elect 12 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on a proposal to approve the 2019 Equity Compensation Plan, on an advisory proposal concerning our executive compensation and to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2019.

6.	Q:	How does the Board of Directors recommend I vote?
	A:	The Board of Directors recommends that you vote your shares:

FOR election of each of the 12 director nominees named in this proxy statement,

FOR approval of the 2019 Equity Compensation Plan,

FOR approval, on an advisory basis, of the compensation of our executives as disclosed in this proxy statement, and

FOR ratification of Moss Adams LLP as our independent registered public accounting firm for 2019.

7.	Q:	How can I vote my shares?
	A:	You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

8.	Q:	How are votes counted?
	A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present.

You may vote FOR or AGAINST or ABSTAIN from voting on the proposal concerning the approval of our 2019 Equity Compensation Plan. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN from voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Moss Adams LLP as our independent registered public accounting firm for 2019. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

9.	Q:	How are abstentions and broker non-votes treated?
	A:	Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not impact the election of directors. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.

10.	Q:	Can I change my vote?
	A:	You have the right to revoke your proxy at any time before the meeting by:

• providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
• appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote as they will require action prior to the meeting date.

11.	Q:	What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?
	A:	For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.

12.	Q:	What does it mean if I get more than one proxy card?
	A:	If your shares are registered differently and are held in more than one account, then you may receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare, 462 South 4th Street, Suite 1600, Louisville, KY, 40202 or PO BOX 505000, Louisville, KY, 40233-5000. Phone: (800) 676-0712.

13.	Q:	Who may attend the meeting?
	A:	All shareholders who owned shares of our common stock as of the close of the market on April 9, 2019, may attend the meeting. You may indicate on the enclosed proxy card whether you plan to attend the meeting.

If your shares are held through a broker or other nominee (that is, in “street name”), you may vote your shares in person at the meeting only if you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares in person at the meeting.

14.	Q:	How will voting on any other business be conducted?
	A:	We do not know of any business to be considered at the meeting other than election of 12 directors, the proposal to approve the 2019 Equity Compensation Plan, the advisory vote on executive compensation, and the ratification of Moss Adams LLP as our independent registered public accounting firm for 2019. If any other business is properly presented at the meeting and TriCo did not have notice of such proposal 45 days before the date of this proxy statement, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O’Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.

15.	Q:	Where and when will I be able to find the results of the voting?
	A:	The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K to be filed with the Securities and Exchange Commission, which we refer to as the “SEC,” following the meeting.

16.	Q:	Is my vote confidential?
	A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

• as necessary to meet applicable legal requirements,
• to allow for the counting and certification of votes, or
• to help our Board solicit proxies.

17.	Q:	When are shareholder proposals for the 2020 annual meeting due?
	A:	All shareholder proposals to be considered for inclusion in our proxy statement for the 2020 annual meeting must be received at our principal office by December 20, 2019. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”

18.	Q:	Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?
	A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. In addition, we may engage a professional proxy solicitation firm to assist us in the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. If we retain such firm, we would expect to agree to indemnify the firm against certain liabilities arising out of, or in connection with, such engagement.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1.	Election of Directors

Twelve (12) directors will be elected this year for terms expiring at our annual meeting in 2020. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	Thomas G. Atwood	William J. Casey
L. Gage Chrysler III	Craig S. Compton	Cory W. Giese
John S. A. Hasbrook	Michael W. Koehnen	Martin A. Mariani
Thomas C. McGraw	Richard P. Smith	W. Virginia Walker

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the company and certain other information.

The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”

The Board recommends a vote FOR the election of all 12 nominees.

2.	Proposal to Approve the 2019 Equity Compensation Plan

We are asking our shareholders to approve the 2019 Equity Compensation Plan. Details regarding the plan and why your board of directors has adopted the plan, subject to shareholder approval, can be found at “Proposal No. 2 – Approval of the 2019 Equity Incentive Plan” beginning on page 49. Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting, which is also a majority of the shares required to constitute a quorum.

The Board recommends a vote FOR the proposal to approve the 2019 Equity Compensation Plan.

3.	Advisory Vote Concerning Executive Compensation

As required by section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 34 and Compensation Discussion and Analysis,” beginning on page 21. Our executive compensation programs are designed to attract and retain well-

qualified executives and to link executive officer compensation to and to reward executive officers for the company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our at our 2020 annual meeting of shareholders.

The Board recommends a vote FOR approval of the advisory proposal to approve our executive compensation program as described in this proxy statement.

4.	Ratification of Selection of Independent Registered Public Accounting Firm

Our audit and risk committee, which we sometimes refer to as our “audit committee” in this proxy statement, has selected the firm of Moss Adams LLP as our independent registered public accounting firm for 2019.

The affirmative vote of a majority of those shareholders present and voting at the meeting will ratify the selection of Moss Adams LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.

Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 60.

The Board recommends a vote FOR the ratification of the selection of

Moss Adams LLP as our independent registered public accounting firm for 2019.

BOARD OF DIRECTORS

At the meeting, shareholders will elect 12 directors to serve for terms expiring at TriCo’s 2020 annual meeting of shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting.

Each nominee currently serves as a director of TriCo and Tri Counties Bank, TriCo’s wholly owned subsidiary. The directors also serve on committees of the Board of Directors of Tri Counties Bank in addition to the TriCo Board committees discussed below. Unless otherwise indicated, each director has engaged his or her current profession for at least the past five years.

William J. Casey

William J. Casey, age 74, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983. Mr. Casey earned an MPA degree from the University of Southern California. He has served on the audit committees of other public companies. Mr. Casey is Mr. Giese’s father-in-law.

We have nominated Mr. Casey because we believe that his leadership qualities, knowledge and experience on the boards of other public companies are important to the Board’s effectiveness and in his role as Chairman. In addition, his knowledge of corporate governance, finance and accounting matters make him well-suited to serve on our nominating and corporate governance committee and our audit committee.

Donald J. Amaral

Donald J. Amaral, age 66, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession committee and our nominating and corporate governance committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Mr. Amaral has a bachelor’s degree in business with a minor in accounting and an MBA degree. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years. Mr. Amaral also coaches varsity baseball at Douglas High School in Minden, NV.

We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the Board with insight regarding financial and accounting matters and to serve on our audit committee as an audit committee financial expert. In addition we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.

Thomas G. Atwood, D.D.S.

Thomas G. Atwood, age 72, has been a director since we acquired FNB Bancorp in July 2018. Prior to that, Dr. Atwood served on FNB’s Board from 2010 to 2018 and from 1977 through 1996. Dr. Atwood is also President and the principal shareholder of Cypress Abbey Company, Colma, CA, a privately-held company primarily engaged in the investment in real estate.

In our merger agreement with FNB Bancorp, we agreed to appoint two FNB Bancorp directors to our Board and to nominate them for reelection at our first annual meeting following our acquisition of FNB Bancorp. Dr. Atwood is one of the two FNB Bancorp directors that we selected. We selected and have nominated Dr. Atwood because of his community involvement as well as his knowledge of the medical, real estate and banking industries and knowledge of the San Francisco Bay Area. Furthermore, he holds a significant number of shares of the Company and has experience in real estate investing and human resource matters. Dr. Atwood understands the economies of the regions and communities the Company serves.

L. Gage Chrysler III

L. Gage Chrysler III, age 65, has been a director since 2008. Until the end of 2015, Mr. Chrysler was the president and chief executive officer of Modern Building, Inc., a construction company based in Chico, CA. He sold the business in January 2016 and continues to be employed in a nonexecutive position. He also serves as a director of the local Salvation Army Advisory Board and Mid Valley Title. Mr. Chrysler has a bachelor’s degree in business with an emphasis in finance.

We nominated Mr. Chrysler because of his leadership experience and community involvement. He has received many community awards including, most recently, the California Legislature Assembly 2017 Community Service Award, 2017 Chico Chamber of Commerce Community Service Award, CSUC 2016 Distinguished Alumni Service Award, and the Chico Rotary 2013 Community Service Award. In addition, his experience in construction allows him to provide valuable insights to the Board concerning construction lending and the state of the construction industry and real estate markets generally.

Craig S. Compton

Craig S. Compton, age 63, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee and our nominating and corporate governance committee. He has served as the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business, for over 30 years and has been a principal in his family rice farming partnership for over 25 years. Mr. Compton is also the owner of A&P Helicopters, a commercial helicopter business. He is a director of Environmental Alternatives Foster Care Agency and the Associated Rice Marketing Cooperative. He holds a B.S. in Business Administration from California State University, Chico.

We nominated Mr. Compton based on his leadership experience and community involvement. His business background as a chief executive officer, chief financial officer and business owner contribute to his effective service as a board member and as a member of our compensation and management succession committee and our nominating and corporate governance committee.

Cory W. Giese

Cory W. Giese, age 40, has been a director since 2013. Mr. Giese is a member of our audit committee. He also serves as chair of our information technology steering and cybersecurity committees. Mr. Giese is a certified public accountant and is a principal at Giese Accounting, a certified public accounting firm in Truckee, CA. Prior to that, he was principal at Giese Swany, LLC, a certified public accounting firm in Incline Village, NV from April 2013 to February 28, 2019. He is also a managing partner of ERP Rentals, a privately held real estate investment entity. He holds a B.S. in Business Administration from California State University, Chico and a Master of Accounting from Washington State University. Mr. Giese is Mr. Casey’s son-in-law.

We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate. In particular, Mr. Giese’s education and experience in accounting as a certified public accountant qualify him to serve on our audit committee and is considered a financial expert.

John S. A. Hasbrook

John S. A. Hasbrook, age 59, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee and our nominating and corporate governance committee and serves as chairman of the director loan committee of Tri Counties Bank. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc.; president of Hasbrook-Fetter Farms, Inc.; vice president, marketing of SunWest Foods, Inc., a rice milling and marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as an advisor to Santa Clara University Center for Food Innovation and Entrepreneurship. Mr. Hasbrook has a BSC degree in finance and an MBA degree in agribusiness from Santa Clara University.

We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and agri-business. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the bank operates and the agricultural industry in particular.

Michael W. Koehnen

Michael W. Koehnen, age 58, has been a director since 2002. He has been our vice chairman since 2010. Mr. Koehnen is a member of our compensation and management succession committee and our nominating and corporate governance committee and served on our audit committee from 2003 to 2006. He is the owner and president of C.F. Koehnen & Sons, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond processing company, and several other agricultural-related entities.

We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation-related matters. In addition, his involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board.

Martin A. Mariani

Martin A. Mariani, age 62, has been a director since 2014. He serves on our audit committee, our compensation and management succession committee and our nominating and corporate governance committee. He farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, CA. He is also a managing member of Monticello Farming Company and Scribe Winery. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board; a member of the advisory board of the Santa Clara University’s Food & Agribusiness Institute, a board member of the Specialty Crop Council and a member of the Dean’s Advisory Committee for the College of Agriculture and Environmental Sciences at UC Davis.

We nominated Mr. Mariani based primarily on his agricultural industry background and his familiarity with the community banking industry.

Thomas C. McGraw

Thomas G. McGraw, age 67, has been a director since we acquired FNB Bancorp in July 2018. Prior to that he was Chief Executive Officer of FNB Bancorp and First National Bank of Northern California (“First National Bank”) from April 2002 to July 2018. Furthermore, he was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to July 2018. Mr. McGraw also served as secretary of FNB Bancorp from 2001 until 2011 and secretary of First National Bank from 1989 until 2011. Prior to becoming Chief Executive Officer of FNB Bancorp and First National Bank, he was President and Chief Operating Officer of First National Bank from October 2001 until April 2002.

In our merger agreement with FNB Bancorp, we agreed to appoint two FNB Bancorp directors to our Board and to nominate them for reelection at our first annual meeting following our acquisition of FNB Bancorp. Mr. McGraw is one of the two FNB Bancorp directors that we selected. We selected and have nominated Mr. McGraw because of his deep background in banking, his extensive knowledge of the San Francisco Bay Area and our customers acquired in the FNB Merger. Furthermore, Mr. McGraw is active in the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Furthermore, Mr. McGraw holds a significant number of shares of the Company and as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge of key issues and trends affecting the Company, its business and the banking industry in general.

Richard P. Smith

Richard P. Smith, age 61, has been a director since 1999. He has served as the president and chief executive officer of TriCo and the bank since 1999. Mr. Smith joined the bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of the bank and executive vice president of TriCo in 1998. Mr. Smith served as chairman of the California Bankers Association during 2011 and is currently a member of its board of directors and several of its committees.

We have nominated Mr. Smith because we believe that including the president and chief executive officer on the Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 25 years of banking experience, including 20 years as the bank’s chief executive officer. This experience allows him to provide valuable insights to the Board concerning the banking industry and the bank.

W. Virginia Walker

W. Virginia Walker, age 74, has been a director since 2009. She serves on our audit committee, our nominating and corporate governance committee, the IT committee, and served on our compensation committee from 2009 to 2015. She also chairs the bank’s investment/ALCO committee. Ms. Walker is an accomplished executive with over 30 years of senior financial and operational management experience as chief financial officer, senior vice president corporate strategy and marketing, and general manager - North America, working at companies that are start-ups to those with over a billion dollars in annual revenue.

Since 2008, Ms. Walker has been the general manager and co-founder of the Jamison Group LLC, a consulting group specializing in finance, marketing and growth strategy development, primarily for emerging companies. From 2001 to 2007 she held various executive management positions with Enea AB, a software and services company, where she was most recently Senior Vice President, Corporate Strategy and Marketing.

Our decision to nominate Ms. Walker is primarily based on her breadth of experience gained in complex organizations where she played a key role in developing and successfully executing growth strategies as well as her years of experience as a public company chief financial officer for which she is considered a financial expert. Ms. Walker also has long-standing ties to the community in which the bank is headquartered.

CORPORATE GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES

Corporate Governance

We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules of the SEC and the listing standards of the Nasdaq Stock Market. We have adopted a code of ethics and business conduct that applies to our principal executive officer, principal financial officer and persons performing similar functions. You can view our code of ethics and business conduct, our code of ethics for our principal executive officer, principal financial officer and senior financial officers, our audit committee charter, our nominating and corporate governance committee charter, our compensation and management succession committee charter and our corporate governance guidelines on our website at www.tricountiesbank.com under “About --Corporate Governance,” or receive copies by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

Board Leadership Structure

The positions of chairman of the Board of Directors and of president and chief executive officer are held by different persons. This has been the case since the company’s inception. We believe that this structure is appropriate for TriCo because it segregates the duties of managing the operations of TriCo from the leadership and oversight responsibilities of our Board. Our chairman also serves as our lead director. We believe that this is appropriate because our chairman is an independent director and the position of chairman is separate from that of executive management.

Our non-employee directors meet regularly in executive sessions. Executive sessions are chaired by lead independent director. Mr. Casey was our lead independent director in 2018 and continues to serve as lead independent director in 2019.

Commitment to Diversity

In January 2019, the Board adopted diversity principles, acknowledging and embracing the benefits of having a diverse board of directors. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals increasing the shareholder value.

At TriCo, Board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself.

Annual Election of Directors

The Board is elected at least annually at the annual meeting of shareholders for one-year terms ending at the end of the next annual meeting of shareholders. The Board’s Nominating and Corporate Governance Committee is responsible for preparing the proposal to shareholders for the election and re-election of directors. When preparing the proposal, the committee:

•	Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo.

•	Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.

The Board’s Role in Enterprise Risk Oversight

Our Board is responsible for overseeing risk management for the company. Our management is responsible for the day-to-day management of these risks across the Company.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings. The committees consider risks within their areas of responsibility. For example, the compensation and management succession committee considers risks that may result from our compensation programs, the loan committee of the bank, which is comprised of members of the Board of Directors, focuses on risks related to credit, the Investment/ALCO committee considers interest rate and market risks, and the audit and risk committee reviews and approves the annual plans for the Company’s and the Bank’s external audits, internal monitoring and compliance functions. The audit and risk committee also reviews and approves the annual assessment of the Company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The audit and risk committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the company. The Board also assigns other specific risk-related assessment matters to the audit and risk committee from time to time. And finally, the recently formed cyber risk committee evaluates the company’s overall efforts ensure adequate processes are in place to protect the company’s data.

Director Independence

We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his or her family members, on the other hand.

Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer. In making its determination that Mr. Chrysler is independent, the Board considered that until the end of 2015, Mr. Chrysler was a principal owner and CEO of Modern Building Inc., a construction company where he continues to be employed in a nonexecutive position; the terms of Mr. Chrysler’s employment, including the fact that he receives no incentive compensation for business that Modern Building may do with TriCo; that Modern Building provided construction services to TriCo related to new and existing facilities for aggregate payments of $1,040,489 (including pass-through expenses) during 2018, and the amount of those payments relative to Modern Building’s total gross revenues for the year. In making its determination that Mr. McGraw was independent, the Board considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank. Furthermore, the Board also considered that Mr. McGraw receives nondiscretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank.

Transactions with Related Persons

Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.

We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.

There were no transactions or series of similar transactions during 2018, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.

Indebtedness of Management

Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The loan committee of the bank reviews the terms and fairness of any loans made by the bank to our directors and officers. We have concluded that all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral requirements, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2018, to all directors and executive officers (including their associates and members of their immediate family) was approximately $9.2 million; representing approximately 1.1% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

Board Committees

Our full Board of Directors generally considers all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit and risk committee, which we sometimes refer to as the “audit committee” throughout this proxy statement. Each of these three committees operates under a written charter. Following is a description of each of these committees. Our directors also serve on various Board committees of our subsidiary, Tri Counties Bank.

	Audit and Risk Committee member	Compensation and Management Succession Committee member	Nominating and Corporate Governance Committee member

Donald J. Amaral*	● (Chairman)	●	●

Thomas G. Atwood*

William J. Casey*	●	● (Chairman)	● (Chairman)

L. Gage Chrysler III*

Craig S. Compton*		●	●

Cory W. Giese*	●

John S. A. Hasbrook*		●	●

Michael W. Koehnen*		●	●

Martin A. Mariani*	●	●	●

Thomas C. McGraw*

Richard P. Smith

W. Virginia Walker*	●		●

* Determined to be independent as described at “Director Independence” above.

Audit and Risk Committee. We have standing audit committees of TriCo and Tri Counties Bank. The Board has determined that Mr. Amaral, Mr. Giese and Ms. Walker are audit committee financial experts under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the SEC and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.” TriCo’s audit committee monitors:

•	the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,
•	our compliance with legal and regulatory requirements,
•	the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department, and
•	the communication among our independent registered public accounting firm, management, our internal audit function and the Board.

The audit committee also reviews and approves the annual assessment of the company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. Our audit committee met 14 times during 2018. For more information on this committee, please see “Report of the Audit Committee.”

Compensation and Management Succession Committee. The compensation and management succession committee held four meetings in 2018. The committee considers the recommendations of our management regarding most compensation matters, including executive compensation. For more information on this committee, please see “Compensation Discussion and Analysis.” This committee:

•	establishes TriCo’s compensation philosophy,

•	evaluates and approves the compensation levels for our chief executive officer and the other executive officers,
•	produces annually, a compensation discussion and analysis of executive compensation,
•	administers our stock option plans,
•	approves the benefits provided to our executive officers and directors, and
•	establishes and reviews our management succession policies.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met five times in 2018. This committee:

•	determines nominees to the Board in the manner described at “Nomination and Election of Directors,”
•	reviews our Board committee structure and members,
•	annually evaluates Board performance,
•	approves any related party transactions as described at “Transactions with Related Persons,”
•	monitors director independence,
•	reviews our corporate governance guidelines and codes of business ethics and conduct, and
•	appoints the lead independent director for shareholder concerns.

Additional Committees. Other committees of the Company and the Bank include the IT Steering Committee, Cyber Security Committee, Investment/ALCO Committee, Director Loan Committee and Community Reinvestment Act Committee.

Attendance at Meetings

The Board of Directors of TriCo met 10 times and the Board of Directors of Tri Counties Bank met 10 times during 2018. Each director attended at least 75% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served.

Our corporate governance guidelines provide that each director is expected to attend our annual meeting of shareholders. Ten of our 11 directors at that time attended the 2018 annual shareholders meeting.

Nomination and Election of Directors

Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:

•	the highest personal and professional ethics, integrity and values,
•	informed judgment,
•	sound business experience,
•	the ability to make independent analytical inquiries, and
•	an understanding of our business environment.

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election.

The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:

•	referrals from our management, existing directors and advisors,
•	business or banking experience,
•	knowledge of financial accounting and related internal control,
•	involvement in and familiarity with our community,
•	independence from the company,
•	education,

•	leadership abilities,
•	professional reputation and affiliation,
•	prior board or public reporting company experience,
•	personal interviews, and
•	diversity.

The Board of Directors is committed to refresh the board, including further diversifying the board. We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms in the future to assist in finding qualified candidates.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information for, and is made early enough to allow, the committee to complete the evaluation process. Section 15 of our bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of the bylaws, no notice of intention to make nominations shall be required. The notification is required to contain the following information to the extent known to the notifying shareholder:

•	the name and address of each proposed nominee,
•	the principal occupation of each proposed nominee,
•	the number of shares of capital stock of TriCo owned by each proposed nominee,
•	the name and residence address of the notifying shareholder, and
•	the number of shares of TriCo stock owned by the notifying shareholder.

Nominations not made in accordance with Section 15 of the bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.

Cumulative Voting. Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 12,000 votes because we will be electing 12 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 12 nominees receiving the highest number of votes will be elected as directors.

Compensation and Management Succession Committee Interlocks and Insider Participation

No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2018, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS

Director Compensation

The following table summarizes the compensation paid by TriCo to our non-employee directors in 2018:

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other Compen- sation ($) (5)	Total ($)	Number of stock options outstanding as of 12/31/18	Number of shares underlying stock awards outstanding as of 12/31/18(3)

Donald J. Amaral	58,000	39,340	0	26,248	530	124,118	4,000	1,015

Thomas G. Atwood	24,000	30,938	0	0	0	54,938	0	842

William J. Casey	84,000	39,340	0	19,845	830	144,015	17,000	1,015

L. Gage Chrysler III	48,000	39,340	0	0	0	87,340	16,000	1,015

Craig S. Compton	48,000	39,340	0	30,623	452	118,415	16,000	1,015

Cory W. Giese	48,000	39,340	0	0	0	87,340	9,500	1,015

John S. A. Hasbrook	48,000	39,340	0	112,382	387	200,109	16,000	1,015

Michael W. Koehnen	48,000	39,340	0	118,811	380	206,531	0	1,015

Martin A. Mariani	48,000	39,340	0	2,585	0	89,925	7,500	1,015

Thomas C. McGraw	24,000	30,938	0	0	0	54,938	0	842

W. Virginia Walker	48,000	39,340	0	0	0	87,340	26,000	1,015

Patrick W. Kilkenny	20,000	0	0	0	0	20,000	0	0

(1)

Richard Smith, our president and chief executive officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers.” Dr. Atwood and Mr. McGraw were appointed as directors in July 2018. Mr. Kilkenny retired from the Board of Directors following the 2018 annual meeting.

(2)

During 2018, we paid our non-employee directors a retainer of $4,000 per month, an additional $3,000 per month to the chairman of the Board (which is inclusive of compensation towards his chairmanship of both the Compensation and Management Succession and Nominating and Corporate Governance Committees), and an additional $10,000 to the chairman of the audit and risk committee. We do not pay our directors any additional compensation to attend Board or committee meetings.

(3)

Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC. On May 22, 2018, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 1,000 shares of common stock that vests in full on May 22, 2019. Furthermore, on July 16, 2018, we granted Messrs. Atwood and McGraw each 833 RSUs that vest on July 16, 2019. Stock awards outstanding as of December 31, 2018 represent these grants and the amount of dividends reinvested in restricted stock units. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.

(4)

Reflects the change in actuarial value during 2018 of each participating director’s account under the director supplemental retirement plan described on page 17 and, for Mr. Mariani only, the above-market interest earned during 2018 under our deferred compensation plan described below.

(5)	Reflects the taxable value attributable to the split dollar life insurance benefits described on page 17.

In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to his or her service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).

Deferred Compensation Plans

In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. In 2018, Mr. Mariani elected to defer $48,000 in fees under this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is nonqualified, unsecured and unfunded.

Interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Any deferrals made by a director and any discretionary contributions credited by us prior to January 1, 2005, and any related interest, are governed by a predecessor deferred compensation plan for directors that we adopted in 1992. The 1992 plan credits accounts at the monthly equivalent of three percent above the annual yield of the Moody’s average corporate bond yield index but is otherwise similar to the 2005 plan in most respects.

Director Supplemental Retirement Plan

In 2004 we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.

Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). Participating Directors will continue to accrue service under the plan and no new directors will be eligible to join the plan.

Split Dollar Life Insurance

We have entered into joint beneficiary agreements with Mr. Amaral, Mr. Casey, Mr. Hasbrook, Mr. Koehnen and Mr. Compton under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of April 9, 2019 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our current executive officers named on page 20 and our directors and executive officers as a group.

Beneficial owners	Number of shares beneficially owned(1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,240,330	(2)	7.4%
BlackRock Inc. 55 East 52nd Street New York, NY 10055 Directors and Officers of TriCo	1,887,967	(3)	6.2%
Donald J. Amaral	15,305	(4)	*
Thomas G. Atwood	831,353	(5)	2.7%
Craig B. Carney	45,736	(6)	*
William J. Casey	645,081	(7)	2.1%
L. Gage Chrysler III	42,501	(8)	*
Craig S. Compton	168,551	(9)	*
John S. Fleshood	6,320	(10)	*
Cory W. Giese	15,229	(11)	*
John S. A. Hasbrook	55,786	(12)	*
Michael W. Koehnen	176,739	(13)	*
Martin A. Mariani	47,578	(14)	*
Thomas C. McGraw	343,452		1.1%
Richard O’Sullivan	281,454	(15)	*
Richard P. Smith	383,210	(16)	1.3%
W. Virginia Walker	27,097	(17)	*
Peter G. Wiese	1,250		*
All TriCo directors and executive officers as a group (19 persons)	3,144,227	(18)	10.3%

*Less than 1%.

(footnotes on following page)

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective persons that will vest within 60 days of April 9, 2019 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 9, 2019.

(2)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2019 disclosing that it held sole voting power over 1,633 shares and sole dispositive power over 2,240,330 shares.
(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2019 disclosing that it held sole voting power over 1,822,764 shares and sole dispositive power over 1,887,967 shares.
(4)	Includes stock options for 4,000 shares and 1,019 underlying restricted stock units that vest within 60 days of the voting record date.
(5)	Includes 302,814 shares held in an IRA.
(6)	Includes 1,199 shares underlying restricted stock units that vest within 60 days of the voting record date and 15,149 shares allocated to Mr. Carney’s account in the ESOP.
(7)

Includes stock options for 17,000 shares, 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date, 864 shares held in an IRA account for the benefit of Mr. Casey and 133,324 shares held by a family trust of which Mr. Casey is manager.

(8)	Includes 872 shares held by Mr. Chrysler’s spouse, stock options for 16,000 shares and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.
(9)

Includes 34,814 shares held in an IRA account for the benefit of Mr. Compton, stock options for 16,000 shares and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.

(10)	Includes 589 shares underlying restricted stock units that vest within 60 days of the voting record date.
(11)	Includes 500 shares held by spouse, stock options for 9,500 shares and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.
(12)	Includes stock options for 16,000 shares and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.
(13)

Includes 65,214 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 850 shares owned by a child of Mr. Koehnen, 2,300 shares owned by Mr. Koehnen’s wife, and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.

(14)	Includes stock options for 6,000 shares and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.
(15)

Includes stock options for 51,000 shares, 1,135 shares underlying restricted stock units that vest within 60 days of the voting record date and 45,213 shares allocated to Mr. O’Sullivan’s account in the ESOP.

(16)

Includes 209 shares held by Mr. Smith’s wife, stock options for 138,000 shares 3,987 shares underlying restricted stock units that vest within 60 days of the voting record date and 32,348 shares allocated to Mr. Smith’s account in the ESOP.

(17)	Includes stock options for 16,000 shares and 1,019 shares underlying restricted stock units that vest within 60 days of the voting record date.
(18)

Includes stock options for 300,500 shares, 18,325 shares underlying restricted stock units that vest within 60 days of the voting record date and 100,936 shares allocated to executive officers’ accounts in the ESOP. Does not include 1,193,703 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Amaral, Compton, Hasbrook and Walker are trustees of the ESOP. Does not include any performance restricted stock units as it is not certain as to whether they vest until the vesting determination date.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank.

Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”

Daniel K. Bailey. Daniel Bailey, age 50, has been executive vice president, chief retail banking officer since 2015. Prior to that, he held the title of executive vice president -- retail banking & bank operations since May 2007. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California. His most recent position with Wells Fargo was senior vice president, Northern California Region initiatives manager.

Craig Carney. Craig Carney, age 60, has served as executive vice president and chief credit officer of Tri Counties Bank since 2007. From 1997 until 2007 he was senior vice president and chief credit officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

John S. Fleshood. John S. Fleshood, age 56, has served as executive vice president and chief operating officer of TriCo and Tri Counties Bank since December 1, 2016. Previously, Mr. Fleshood served in a variety of management positions at Wintrust Financial Corporation, a financial holding company based in Rosemont, IL since 2005, including most recently as executive vice president and chief risk officer. Prior to that, Mr. Fleshood served as senior vice president and chief financial officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as vice president and manager of the Treasury Division from 1992 to 2001. He began his banking career with Indiana National Bank.

Greg Gehlmann. Greg Gehlmann, age 57, has served as senior vice president and general counsel of Tri Counties Bank since May 2017. Previously, he served as chief bank counsel & corporate secretary of Heritage Oaks Bank, Paso Robles, CA from 2014 to 2017. Prior that in 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to 2013, he served as general counsel & corporate secretary at First Financial Bancorp, Cincinnati, OH. Mr. Gehlmann also served as chief risk officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.

Glenn C. Hunter. Glenn C. Hunter, age 68, has served as our senior vice president and chief human resources officer since 2013. Previously, he was senior vice president, global human resources for Obopay, Inc., a mobile payments technology company, from 2008 to 2013.

Richard O’Sullivan. Richard O’Sullivan, age 62, has served as executive vice president—chief commercial lending officer of Tri Counties Bank since 1997. He was our senior vice president—customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O’Sullivan is also a partner in a family farm.

Peter G. Wiese. Peter Wiese, age 44, has served as executive vice president and chief financial officer of TriCo and Tri Counties Bank since August 14, 2018. From June 2018 to August 2018 he was a consultant to the bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California and has a Bachelor of Science Degree – Accounting and Business Administration from Sonoma State University and is a graduate of the Pacific Coast Banking School, University of Washington.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

TriCo’s executive compensation program is designed to support TriCo’s mission to:

●	Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;

●	Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and

●	Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting — Advisory Vote Concerning Executive Compensation” on page 5). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

Named Executive Officers

From the executive officers listed on page 20 of this proxy statement, TriCo identified the following as named executive officers for 2018:

●	Richard P. Smith, President and Chief Executive Officer

●	Peter G. Wiese, Executive Vice President and Chief Financial Officer (1)

●	Craig Carney, Executive Vice President – Chief Credit Officer

●	John S. Fleshood, Executive Vice President – Chief Operating Officer

●	Richard O’Sullivan, Executive Vice President – Chief Commercial Lending Officer

●	Thomas J. Reddish, Former Chief Financial Officer (2)

(1)	Mr. Wiese joined the Company on August 14, 2018.
(2)	Mr. Reddish departed the Company on August 13, 2018.

The Compensation Discussion and Analysis is organized into three sections:

●	Section 1-Executive Summary

●	Section 2-Performance and Pay

●	Section 3-Compensation Process and Decisions

Section 1—Executive Summary

Our Response to Say on Pay Vote:

The compensation and management succession committee (which we refer in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. We are pleased that in 2018, over 95% of the votes cast (excluding broker non-votes) were in support of TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year TriCo took the following actions:

●

The Committee reengaged Aon, a leading human resources and executive compensation consulting firm, to perform a review of TriCo’s executive compensation program and make recommendations for enhancements to ensure market competitiveness. The decision to engage Aon was made by the Committee and was not made or recommended by management.

●	TriCo reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about TriCo’s compensation program.

●

TriCo continued to use performance-based equity awards. TriCo introduced performance-based restricted stock units, or “PSUs,” for annual equity grants to the chief executive officer and direct reports in 2014 that vest based upon total shareholder return (TSR) relative to the KBW Nasdaq Regional Banking Index. The second performance period began on the grant date for the awards granted in 2015 for the three-year performance period completed in May 2018, and TriCo’s superior TSR performance relative to the KBW index yielded the maximum payout of 150%. The PSU design and these three-year performance results are discussed further under the Equity Compensation section below. TriCo has maintained the same PSU program design and extended it further into the organization. The Committee reviewed the mix of time-based RSUs and PSUs again in 2018 and continues to believe that the 50%/50% split is a reasonable mix for the retention and incentive elements. Each year the Committee revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance shares for awards for continuing executives be less than 50%.

●

TriCo implemented stock ownership guidelines in 2012. Under the guidelines, TriCo’s chief executive officer, executive vice presidents and directors are expected to acquire and maintain minimum positions in TriCo common stock. During 2018, the nominating and corporate governance committee conducted its annual review and confirmed that all covered executive officers and directors satisfied the stock ownership guidelines, noting that our newest executives, Messrs. Fleshood and Wiese have until December 2021 and August 2023, respectively, to comply. The nominating and corporate governance committee also conducted an annual review of the stock ownership guidelines to determine whether they continue to be appropriate. No changes to the guidelines were made during the past year. See “Stock Ownership Guidelines,” below.

●	TriCo continued to evaluate additional policies that may further bolster or enhance TriCo’s commitment to true pay-for-performance alignment.

Financial Highlights:

In 2018, TriCo accomplished the following:

●

Reported record earnings of $68.3 million for 2018 compared to $40.6 million in 2017. Earnings for 2017 included a one-time income tax expense of $7.4 million. Earnings for 2018 were positively impacted by the acquisition of FNB Bancorp in July 2018.

●	The efficiency ratio for the year ended December 31, 2018 was 63.75% compared to 65.45% at December 31, 2017.

●	Paid $0.70 per share in cash dividends in 2018, up 6.0% from $0.66 per share in 2017’ and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”

●	Recognized by S&P Global Market Intelligence as one of the best-performing community banks of 2018 with $3 billion to $10 billion in assets.

Other Highlights:

Other, non-financial highlights for 2018 include:

●

Completed the acquisition of FNB Bancorp, a $1.3 billion community bank holding company located in South San Francisco, California with 12 branches in the San Francisco Bay Area. Tri Counties Bank currently operates 69 traditional and nine in-store branches, engaging in general commercial banking in 29 counties in Northern and Central California.

●	TriCo continued to invest in a unique brand of customer Service with Solutions which we deliver utilizing traditional, in-store branches, and through our online and mobile suite.

●	Focusing on developing the next generation of leaders with the launch of our Leadership Development Program in 2018 for 17 high achieving managers.

●	In January 2018, TriCo was recognized for its community involvement, including receiving an “Outstanding Partner Award” from the Habitat for Humanity of Greater Sacramento.

●

TriCo continued to support approximately 300 community-based organizations that help strengthen the markets in which we operate. Our employees give back to the communities they serve through thousands of hours of volunteer service to non-profits, community organizations, schools, and youth programs.

●

A number of our communities were severely impacted in 2018 due to the Carr and Camp wild fires that destroyed over 20,000 homes and buildings in Northern California. Even though many of our friends, customers, and employees suffered damage to their homes, they continue to set aside their own needs to help others with housing, clothing, food, and emotional and financial support via the Tri Counties Bank Camp Fire Fund—raising more than $2.2 million to help sustain families as they repair and rebuild.

●

Tri Counties Bank received an overall Community Reinvestment Act rating of “Satisfactory” in its evaluation period from April 20, 2015 to February 26, 2018 (conducted every three years) – including “High Satisfactory” in the Lending and Investment tests.

Summary of 2018 Compensation Decisions:

●

The Committee increased Mr. Smith’s base salary to $750,000 in 2018, a 23% increase as a result of its review of a competitive market analysis based on the new peer group established in 2018 as well as to reflect the growth of TriCo in connection with the Company’s then-pending acquisition of FNB Bancorp.

●	The Committee increased annual base salaries 1% - 8% for the other named executive officers (except for Mr. Wiese who received no increase as he was hired in August 2018).

●

Mr. Smith received a bonus above target at 100% of his base salary. Bonuses for the other named officers that were employed at year-end received bonuses at target, ranging from 30% to 40% of base salary.

●

The three-year performance period for the PSUs granted in 2015 ended on May 6, 2018. TriCo’s TSR for the three-year period was 66% while the KBW Nasdaq Regional Banking Index TSR was 40%. The 26% excess TSR performance resulted in a maximum payout percentage of 150% under the terms of the performance share grants.

Section 2—Performance and Pay

TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors. TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing return to our shareholders.

In 2018, TriCo achieved the following results, compared with prior periods:

Financial Metric	12/31/18	12/31/17	12/31/16
Net income per diluted share	$2.54	$1.74	$1.94
Non-performing loans to total assets ratio	0.47%	0.58%	0.53%
Loans, net of allowance at FYE (000’s)	$3,989,432	$2,984,842	$2,727,090
Deposits at FYE (000’s)	$5,366,466	$4,009,131	$3,895,560
Dividends declared per share	$0.70	$0.66	$0.60
Total risk based capital ratio	14.4%	14.1%	14.6%

The following graph shows TriCo’s total shareholder return compared with the KBW Nasdaq Regional Banking Index over the past five years. The KBW Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., an investment bank focused on the financial services sector.

	Period Ending
Index	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
TriCo Bancshares	100.00	88.68	100.55	127.93	144.27	131.15
KBW Nasdaq Regional Banking Index	100.00	102.42	108.48	150.80	153.45	126.59

Source: S&P Global Market Intelligence © 2019

As the chart indicates, the total shareholder return to TriCo investors is approximately 31% over the five years ended December 31, 2018. TriCo exceeded the KBW Nasdaq Regional Banking Index which returned approximately 27% during this five-year period. Further, TriCo’s compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.

Starting in 2014, the Committee shifted the equity grant strategy for the chief executive officer and named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and PSUs. The RSUs vest annually over four years. The number of PSUs earned will depend on the total shareholder return for TriCo common stock relative to the KBW Nasdaq Regional Banking Index over a three-year performance period. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The Committee decided to keep the 50%/50% mix of RSUs and PSUs for the named executive officers’ 2018 equity grants and extended this policy in 2017 to senior vice presidents receiving equity awards in order to align incentives to increasing shareholder value. The three-year performance period for the PSUs granted in 2015 completed on May 6, 2018. TriCo’s TSR for the three-year period was 66% while the KBW Index TSR was 40%. The 26% excess TSR performance resulted in a maximum payout percentage of 150% under the terms of the PSUs.

Section 3—Compensation Process and Decisions

Compensation Philosophy

TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.

The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

Role of the Compensation and Management Succession Committee

The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s president and chief executive officer, and TriCo’s other executive officers. Each component of compensation for TriCo’s executives is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than him. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.

While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of TriCo’s competitors. The Committee, periodically and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size or operational complexity.

Surveys prepared by management are also used periodically to assess whether TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of similarly-sized bank holding companies primarily located in California.

Peer Group

In 2018 the Committee retained Aon to prepare a new peer group based on the Company’s overall growth, the anticipated acquisition of FNB Bancorp as well as changes in the earlier peer group due to merger and acquisition activity. The new peer group consists of 21 financial institutions with total assets of between $3.3 billion and $14.2 billion at December 31, 2017 (including pending acquisitions) located in the Western United States:

Hope Bancorp, Inc.	Columbia Banking System Inc.	First Interstate BancSystem
Glacier Bancorp Inc.	Banc of California Inc.	Banner Corp.
BofI Holding Inc.	CVB Financial Corp.	Pacific Premier Bancorp
Opus Bank	HomeStreet Inc.	National Bank Holdings Corp.
Luther Burbank Corp.	Hanmi Financial Corp.	First Foundation Inc.
Heritage Financial Corp.	CoBiz Financial Inc.	Preferred Bank
Guaranty Bancorp	Heritage Commerce Corp	Farmers & Merchants Bancorp.

The median asset size of the new peer group was $6.7 billion (including pending acquisitions) at December 31, 2017. The Committee plans to update the group in 2019 to take into account asset growth and merger and acquisition activity during 2018 and 2019.

Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2018, the Committee retained Aon to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel. The Committee’s charter authorizes the Committee to retain or terminate such consultant and engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Committee. The consultant provides data regarding market practices and works with management to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

Fees billed by Aon in 2018 for advice and services provided to the Committee were approximately $35,000.

During 2018, Aon also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. Fees billed by Aon in 2018 for additional services provided to the Company were approximately $126,000.

Upon consideration of factors pursuant to NASDAQ compensation committee independence rules, the committee has concluded that no conflict of interest exists that would prevent Aon from independently representing the committee. The committee’s conclusion was based on the following factors:

●	Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;

●	The Committee’s decision to engage Aon was independent of management’s engagement of Aon;

●	Total fees paid in 2018 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;

●

Aon has adopted and disclosed to the committee its executive compensation consulting protocols for client engagements and the committee believes these protocols provide reasonable indications that conflicts of interest will not arise;

●	Aon reports directly to the Committee Chair;

●	The Committee members and executive officers of the Company have no business or personal relationship with Aon; and

●	The Committee, in its discretion, determines whether to retain or terminate Aon.

Compensation Program Components

The compensation program for TriCo’s executives consists of three fundamental components:

●	base salary,

●	annual performance-based incentive compensation consisting of a cash bonus, and

●	long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and promote retention.

This program enables TriCo to tie executive compensation to TriCo’s performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the Committee believes that this program best serves the interests of TriCo and TriCo’s shareholders. The particular elements of TriCo’s compensation programs are set forth below. Each executive’s current and prior compensation is considered in setting future compensation.

A percentage of total compensation is allocated to incentives as a result of TriCo’s philosophy. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. Based on the summary compensation table on page 34, compensation for the named executive officers in 2018 and 2017 was allocated as follows (excluding the change in pension value, of nonqualified deferred compensation earnings):

	Mix of Total Compensation(2)
	2018(1)	2017
Base salaries	52.4%	52.0%
Short-term incentives (annual incentive bonuses)	26.5%	25.3%
Long-term incentives (equity awards)	16.9%	18.2%
Benefits (perks)	4.2%	4.4%
Total	100.0%	100.0%

(1)

Does not include Messrs. Reddish and Wiese due to Mr. Reddish’s departure and Mr. Wiese being hired in August 2018. Does not include Mr. Smith – the mix of total compensation for Mr. Smith in 2018 was:

Base Salary	39.3%
Short-term incentives (annual incentive bonus)	41.2%
Long-term incentives (equity awards)	16.5%
Benefits (perks)	3.0%
Total	100.0%

(2)	The above chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “- Nonqualified Deferred Compensation”.

Base Salaries

The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer company banks and bank holding companies with an emphasis placed on those located in California.

Chief Executive Officer Base Salary

Specific criteria considered in CEO Smith’s 2018 performance were the company’s performance to budget, asset growth, loan quality, loan growth, deposit pricing, net interest margin, capital management, and bank compliance with rules and regulations. In addition, the Committee considered other meaningful bank objectives and achievements including the signing of a merger agreement to acquire FNB Bancorp in December 2017. As a result of the Committee’s performance evaluation, Mr. Smith’s salary was increased from $610,000 in 2017 to $750,000 for 2018. This 23% increase was based on the Committee’s review of the results of the competitive market analysis based on the new peer group established in 2018 as well as the Company’s anticipated increase in size resulting pending merger with FNB Bancorp, which was completed in July 2018. Mr. Smith’s base salary for 2018 reflects the approximate CEO salary of the new peer group (discussed on page 26) at the 50% percentile. The Committee determined that Mr. Smith’s leadership of the organization to date as well as the expertise, experience and skills required to lead the company going forward made it appropriate to increase Mr. Smith’s base compensation to this market competitive level. Previously, the Committee increased Mr. Smith’s salary by 4.3% in 2017, 5.5% in 2016 and 4% in 2015.

Other Named Executive Officers

Compensation has continued to increase across the industry as competition for key talent remains fierce. To remain competitive, TriCo provided for the following increases in base salaries for TriCo’s other named executive officers as described in the table below:

Name	2017 Base Salary	2018 Base Salary	Percentage Increase
Peter G. Wiese (1)	N/A	$480,000	-
Craig Carney	$302,000	$324,000	7%
John Fleshood	$409,000	$412,000	1%
Richard O’Sullivan	$284,000	$306,000	8%
Thomas J. Reddish	$335,494	$345,559	3%

(1)	Mr. Wiese commenced employment in August 2018.

Based upon guidance provided by Aon and additional information captured through a variety of sources including Willis Towers Watson, California Bankers Association, McLagan and Mercer Human Resources Consulting regarding market ranges for salaries of equivalent positions at peer group companies, TriCo believes that it compensates its executives equitably when compared to competitive companies in that peer group.

Annual Incentive Bonuses

It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance.

Chief Executive Officer Incentive Compensation

Mr. Smith was eligible to receive an annual incentive bonus if certain corporate goals were achieved. The goals included measurements for performance to budget or to the previous year’s actual results, including, asset growth, loan quality, loan growth, deposit growth, net interest margin, efficiency ratio, capital management, bank compliance with rules and regulations, and bank safety and soundness. Additional consideration was given for merger related activities. The potential incentive bonus for Mr. Smith’s performance in 2018 ranged from 0% to 100% of his base salary, with a target payout of 60% of base salary. The Committee retained discretion regarding the determinations as to whether TriCo reached these goals.

In February 2019, the committee compared the Company’s 2018 performance to its budget and the previous year’s (2017) results, including earnings, asset growth, loan and deposit growth, loan quality, net interest margin, and efficiency ratio. Furthermore, the committee exercised discretion in determining which of the 2018 corporate goals and performance metrics were considered and how they were weighted. In addition, in evaluating non-numerical achievements such as capital management, regulatory compliance and merger and acquisition matters, the Committee exercised its best judgment, which involved an immeasurable degree of discretion in the absence of specific numeric goals. The Committee determined that TriCo had exceeded substantially all of the corporate financial goals/metrics, and that TriCo exceeded all of the other non-numerical goals, including the successful completion of the acquisition of FNB Bancorp, allowing for an above target payout of 100% of base salary.

The following table shows the historical target and actual payout percentages:

	2013	2014	2015	2016	2017	2018
Target	50%	50%	50%	50%	50%	50%

Company Performance	>100%	>100%	>100%	>100%	>90%	>100%

Actual	32%	33%	50%	60%	74%	100%

For 2019 performance, the Committee has determined that Mr. Smith’s potential incentive bonus will range from 0% to 105% with a target of 70% of his base salary depending on TriCo’s achievement of corporate performance goals, acquisition strategy, personal leadership traits and other items such as appropriate risk management and adherence to regulatory requirements. The Committee established the CEO’s 2019 award opportunities based on market data and a February 2019 executive market study conducted by Aon.

Other Named Executive Officers

The Committee also provides incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The cash incentive opportunities as a percentage of base salary for each of the named executive officers remained consistent with target incentive opportunities year-over-year and are described in the table below:

Name	Target	Actual Earned
Peter G. Wiese(1)	40%	40%
John Fleshood	40%	40%
Craig Carney	30%	30%
Richard O’Sullivan	30%	30%

(1)	Mr. Wiese commenced employment in August 2018 and received a pro-rated bonus for 2018.

For 2018, the Committee determined that the incentive bonus compensation for TriCo’s other named executive officers would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. Although the achievement of certain financial objectives as measured by TriCo’s earnings was considered in determining incentive bonus compensation, other discretionary and less quantifiable criteria were also considered. In February 2019, the Committee considered TriCo’s 2018 financial performance and the specific achievements of TriCo’s executives that are expected to affect TriCo’s future earnings and performance or that had an identifiable impact on the prior year’s results and based primarily on TriCo’s 2018 financial performance and with consideration of the continued uncertainty in the market, the Committee determined that bonuses would be awarded to other named executive officers for their performances in 2018. The Committee paid bonuses to the named executive officers based upon their individual and company performance metrics.

In connection with the negotiation with Mr. Wiese of his employment, he received a $150,000 sign on bonus and was eligible for a target bonus of 40% of his base salary, prorated for 2018. Mr. Reddish departed the Company on August 13, 2018 and as part of his separation and release agreement was paid his target bonus for 2018.

Equity Compensation

The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of awards under TriCo’s equity incentive plan bear a direct relationship to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interests of TriCo’s shareholders. The grant of equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to five years.

Equity awards are made at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. The Committee generally grants equity awards to TriCo’s executives, including the chief executive officer, on the date of TriCo’s annual shareholders meeting each year.

In 2018, TriCo granted equity awards to the chief executive officer and the other named executive officers as reported under “Grants of Plan-Based Awards for 2018” on page 38. The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee based on a subjective evaluation of factors, including the following:

●	the perceived incentive that the grant will provide,

●	the executive’s prior performance and level of responsibility,

●	the benefit that the grant may have on long-term shareholder value, and

●	the value of the equity award at the time of grant.

The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.

Starting in 2014, the Committee shifted the equity grant strategy for the chief executive officer and the other named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and performance-based PSUs. The RSUs vest annually over four years. The number of PSUs earned depends on the total shareholder return, or “TSR,” for TriCo common stock over a three-year performance period beginning on the date of grant relative to the KBW Nasdaq Regional Banking Index. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%
Minimum	Less than -25%	0%

TSR is defined as the change in stock price including reinvested dividends. The beginning and ending stock prices are used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.

The three-year performance period for the PSUs granted in 2015 completed on May 6, 2018. TriCo’s TSR for the three-year period was 66% while the KBW Nasdaq Index TSR was 40%. The 26% excess TSR performance resulted in a maximum payout percentage of 150% under the terms of the plan.

As Mr. Wiese commenced employment in July 2018, he did not participate in the Company’s 2018 RSU and PSU program. However, in connection with the commencement of his employment, he was issued a one-time award of 10,000 time-based RSUs which vest in equal installments on the first four anniversaries of his employment.

No Hedging Transactions

The Company’s insider trading policy prohibits officers and directors from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities.

No Margin Accounts or Pledges

Furthermore, the Company’s insider trading policy prohibits officers and directors from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines

TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines Policy encourages directors and executive officers to accumulate a meaningful position in TriCo common stock. The stock ownership guidelines are based on a multiple of base salary for the executive officers and a multiple of the director’s retainer, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0

Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executive’s or the directors’ SEC Form 4, and includes unvested restricted stock awards and restricted stock units and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). This minimum ownership should be achieved within five years after any new officer or director takes office (or within five years of the adoption of the policy for existing officers and directors). Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee, which determined that all covered executive officers and directors satisfy the stock ownership guidelines as Messrs. Fleshood and Wiese are not required to comply until December 2021 and August 2023, respectively.

Other Elements of Compensation and Perquisites

In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” which provides certain named executive officers with benefits upon their retirement or upon the termination of employment with 24 months of a change of control.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment.

Change of Control Agreements. TriCo has entered into the change of control agreements described beginning on page 44 with its named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both TriCo’s shareholders and employees and, ultimately, a company that would acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect shareholders’ interests. A change of control would also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”

ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan described at “Compensation of Named Executive Officers—ESOP.”

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 35. Although TriCo may allow its executive officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse the company for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Clawbacks. The Sarbanes-Oxley Act of 2002 includes a clawback provision, Section 304, which generally requires our CEO and CFO to disgorge bonuses, other incentive or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. See also, “Proposal 2: Approval of 2019 Equity Incentive Plan – Clawback”.

Role of Tax Requirements

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. The exemption from Section 162(m)’s deduction limit for performance-based compensation was (for the Company’s case) repealed with the adoption of the Tax Cuts and Jobs Act, effective for years beginning after December 31, 2017, and the group of covered executive officers has been expanded to include the chief financial officer (as well as any individual that was a covered executive officer for any taxable year after December 31, 2016). Therefore, compensation (including performance-based compensation) paid to covered executive officers in excess of $1 million in calendar year 2018 and subsequent calendar years generally will not be deductible unless it qualifies for transition relief. The Committee continues to consider the tax consequences among other things when determining executive compensation.

The employment agreement with our chief executive officer provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

That agreement, as well as the change in control agreements with our named executive officers also provide that if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary

The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of banks with similar sized and operational complexity located in the western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:

The compensation and management succession committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted:

William J. Casey (Chairman)

Donald J. Amaral

Craig S. Compton

John S. A. Hasbrook

Michael W. Koehnen

Martin A. Mariani

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, (iii) the three most highly compensated executive officers, other than the CEO and the Chief Financial Officer, who were serving as executive officers at the end of 2018, and (iv) our former Chief Financial Officer.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)	Non- equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)

Richard Smith, President and Chief Executive Officer	2018 2017 2016	715,000 603,827 577,680	750,000 450,000 350,000	300,151 283,635 270,255	0 0 0	0 0 0	1,428,601 382,991 790,717	55,395 51,996 66,962	3,249,147 1,772,449 2,055,614

Peter Wiese, Executive Vice President and Chief Financial Officer(5)	2018	183,692	72,960	387,900	0	0	0	79,522	724,074

Thomas Reddish, Former Executive Vice President and Chief Financial Officer (5)	2018 2017 2016	232,073 341,278 323,350	0 117,423 97,800	0 94,841 125,555	0 0 0	0 0 0	295,083 505,874 129,747	257,845 28,125 74,102	785,001 1,087,541 750,554

John Fleshood, Executive Vice President—Chief Operating Officer	2018 2017	409,000 400,000	215,000 160,000	157,456 155,132	0 0	0 0	0 0	22,613 11,989	804,069 727,121

Craig Carney, Executive Vice President—Chief Credit Officer	2018 2017 2016	319,829 302,413 287,686	155,000 122,450 116,400	90,386 84,667 113,939	0 0 0	0 0 0	12,615 690,147 201,894	26,330 30,080 27,817	604,160 1,229,757 747,736
Richard O’Sullivan, Executive Vice President—Chief Commercial Lending Officer	2018 2017 2016	302,067 285,618 272,017	150,000 119,505 110,000	85,314 80,024 104,646	0 0 0	0 0 0	171,139 43,184 114,175	33,839 38,185 35,349	742,359 566,516 636,187

(1)	Reflects cash bonuses earned for performance in the year indicated but paid in the following year.
(2)

Includes long-term restricted stock unit amounts both time- and performance-based awarded during the year shown. Our accounting for employee stock-based incentives granted during the years ended December 31, 2018, 2017, and 2016, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification

(“ASC”) topic 718, Stock Compensation is described in Note 16—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the 2018 Annual Report (generally multiplying the number of time-based restricted share units granted by the NASDAQ closing price per share on the grant date and number of performance-based restricted share units grated by the fair value determined by the Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the named executive officers. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2018 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2018” in this proxy statement. See also “Outstanding Equity Awards at 2018 Fiscal Year End.”

(3)

Reflects the sum of the change in value of the executive’s supplemental retirement plan account described beginning on page 41 and the above-market interest earned during 2018 under the deferred compensation plan described below, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined using interest rate and mortality rate assumptions consistent with those described in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. For 2018, these actuarial changes were $1,417,109 for Mr. Smith, $279,455 for Mr. Reddish, ($62,305) for Mr. Carney and $128,758 for Mr. O’Sullivan. The significant actuarial change from 2017 to 2018 for Mr. Smith was due to an increase in the three-year average of cash compensation earned which was partially offset by an increase in discount rates. Above-market interest earned on the deferred compensation accounts during 2018 were $11,492 for Mr. Smith, $15,628 for Mr. Reddish, $12,615 for Mr. Carney, and $42,381for Mr. O’Sullivan.

(4)	Reflects the incremental cost to TriCo of other compensation indicated in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club memberships ($)	TriCo contributions ($) (C)	ESOP contributions ($)(D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)

Richard Smith	2018 2017 2016	21,593 19,477 20,231	16,270 15,428 32,003	5,820 4,440 4,128	0 0 0	11,000 10,800 10,600	711 1,891 0	55,395 51,996 66,962

Peter Wiese	2018	0	170	0	0	0	79,352	79,522

Thomas Reddish	2018 2017 2016	0 0 0	4,763 10,136 8,438	3,930 5,640 5,228	7,617 9,166 0	9,283 3,183 1,434	232,252 0 59,001	257,845 28,125 74,102

John Fleshood	2018 2017	6,000 6,000	170 1,140	5,443 4,849	0 0	11,000 0	0 0	22,613 11,989

Craig Carney	2018 2017 2016	6,000 6,000 6,000	4,563 8,828 7,380	4,767 4,452 3,837	0 0 0	11,000 10,800 10,600	0 0 0	26,330 30,080 27,817

Richard O’Sullivan	2018 2017 2016	12,000 12,000 12,000	5,365 9,446 7,551	5,474 5,939 5,198	0 0 0	11,000 10,800 10,600	0 0 0	33,839 38,185 35,349

(A)	Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)

Reflects the incremental amount of life insurance benefits provided named executive officer. TriCo provides all full time employees, including the named executive officers, with life insurance benefits paying greater three times the employee’s annual salary or $500,000 to the employee’s beneficiaries.

(C)	Reflects contributions allocated by TriCo to an executive’s ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 41.
(D)	Reflects discretionary contributions made by TriCo to an executive’s account in our ESOP described below.
(E)

For Mr. Wiese this reflects consulting fees paid prior to his employment with the Company. For Mr. Reddish in 2018, this includes payments made under a severance and release agreement. For Mr. Reddish in 2016, includes aggregate payments of $59,001 as reimbursements of tax penalties, tax-related expenses and related corrective payments with a tax gross up to compensate him for errors made in the administration of his deferred compensation plan account, which were corrected during 2016. Also includes expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions.

(5)

The Board of Directors appointed Mr. Wiese, EVP / Chief Financial Officer effective August 14, 2018, and Mr. Reddish ceased being EVP / Chief Financial Officer and departed from the Company on August 13, 2018. In connection with a separation and release agreement, Mr. Reddish was paid his target bonus and his base salary for the remainder of the year. These numbers appear in the “Other Compensation” column. Grants made to Mr. Reddish in 2018 had not vested on his departure and therefore were forfeited at that time. See “Grants of Plan-Based Awards for 2018” on page 38 for a discussion of such grants. In addition, all previously granted but unvested awards were cancelled on Mr. Reddish’s departure.

Short-Term Incentives

Each year the Board sets target bonus compensation to our chief executive officer and named executive officers. See “Compensation Discussion and Analysis–Annual Incentive Bonuses” for a more detailed discussion. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP

We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.

401(k)

We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals (effective January 1, 2008). In 2015, TriCo introduced a 2% match on a 4% contribution for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, contributions are triggered by a participant’s retirement, disability, death or other separation from employment.

2009 Equity Incentive Plan

General. In 2009 we adopted and our shareholders approved our 2009 equity incentive plan. In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The plan may be administered by the Board or an authorized committee of the Board. It is the current policy of the Board of Directors that all equity incentive awards be approved by the compensation and management succession committee. The 2009 plan expired on March 26, 2019. No new awards can be granted under the plan. A copy of the 2009 plan can be found at Exhibit 10.2 to TriCo’s Current Report on Form 8-K filed with the SEC on April 3, 2013 and at: https://www.sec.gov/Archives/edgar/data/356171/000119312513140520/d515986dex102.htm.

Awards. The 2009 plan permitted TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors. No participant could receive awards for more than 300,000 shares of common stock during any year.

The 2009 plan provided for the following types of awards:

●

Stock Options. The 2009 Plan permitted TriCo to grant stock options, including options which are qualified as incentive stock options as defined under Section 422 of the Code and nonqualified stock options. Options will not be exercisable at a price that is less than 100% of the fair market value of

TriCo’s common stock on the date of grant or, if the optionee holds at least 10% of the voting power of all classes of TriCo’s stock, 110% of fair market value with respect to incentive stock options. The term of options will generally be ten years, except that incentive stock options granted to any 10% shareholders will have a term of no more than five years. Options will vest and become exercisable as determined by the Board at the time of grant.

●

Restricted Stock. A restricted stock award is the grant of shares of TriCo’s common stock, exercisable currently at a price determined by the Board (including zero), that is subject to forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals specified by the Board. During the period of restriction, participants holding restricted stock may, if permitted by the Board, have full voting and dividend rights. The restrictions lapse in accordance with a schedule or other conditions determined by the Board.

●	Stock Grants. A stock grant is an award of shares of common stock without restriction. Stock grants may be made in certain circumstances to reward special performance or for other reasons.

●

Stock Appreciation Rights. The 2009 plan permitted TriCo to grant stock appreciation rights or “SARs” that are settled in common stock or cash and which must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares of common stock equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR.

●

Restricted Shares and RSUs. Restricted shares and RSUs may be granted under the 2019 Plan. The Committee will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares or RSUs. Unless otherwise determined by the Committee, if the restrictions, performance goals or other conditions determined by the Committee are not satisfied, the restricted shares and RSUs will be forfeited. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements as determined by the Committee.

Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect a restricted share Awards will only become payable if (and to the extent) that the underlying restricted shares vest. During the restricted period, participants with RSUs will generally not have any rights of a shareholder, but if so provided in the award agreement, may be credited with dividend equivalent rights, provided, however, that dividends declared during the restricted period with respect to an RSU will only become payable if (and to the extent) that the underlying shares vest.

Shares reserved for issuance. As discussed earlier, the 2009 plan expired on March 26, 2019 and therefore no further grants can be made under the plan. As of the date of the proxy statement, the Company has not made any equity grants in 2019. As of the voting record date, there were 302,000 options (of which 1,500 were not fully vested), 66,916 unvested restricted stock units and 45,536 unvested performance-based restricted stock units outstanding under the 2009 plan.

2001 Stock Option Plan

General. In 2001, TriCo adopted a 2001 stock option plan for key officers, employees, directors and consultants, as subsequently approved by shareholders, which provided that options to purchase an aggregate of 2,124,650 shares of our common stock may be granted under the plan. With the adoption of the 2009 plan, the company decided that it would make no additional grants of options under the 2001 plan, even though there were 128,140 shares still available for grant under the 2001 plan. Vesting schedules are determined individually for each grant. The stock options that we have issued to our executives were granted at exercise prices equal to the fair market value of TriCo stock on the date of grant. Aside from certain stock options granted to our directors, which vest in their entirety on the first anniversary of the grant date, all stock options granted vest ratably over a five-year period beginning either on the grant date or the first anniversary of the grant date. A copy of the 2001 plan can be found at Exhibit 10.7 to TriCo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and at: https://www.sec.gov/Archives/edgar/data/356171/000035617105000009/tcb10q2q05.txt.

The 2001 plan authorized the issuance of incentive stock options and non-qualified stock options. The plan imposes individual limitations on the amount of certain awards so that no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

The 2001 plan was administered by our compensation and management succession committee, which is authorized to: (i) amend the terms and conditions of any option, including the vesting schedule, (ii) interpret the rules relating to the plan, and (iii) otherwise administer the plan. See “Potential Payments Upon Termination or Change of Control.”

Tax consequences to TriCo and to participants receiving options vary with the type of option. The plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

As of the record date, there were no outstanding awards remaining under the 2001 plan.

Grants of Plan-Based Awards for 2018

TriCo issued restrict stock units and performance share units to the named executive officers in 2018. TriCo did not issue any stock options to the named executive officers in 2018. The following table presents information concerning plan-based awards granted to each named executive officer in 2018:

Name	Grant Date	Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock award ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard Smith	6/19/2018							3,965(2)	155,824(3)
	6/19/2018				0	3,965	5,948		144,326(4)
Peter Wiese	9/18/2018							10,000(5)	387,900(5)
John Fleshood	6/19/2018							2,080(2)	81,744(3)
	6/19/2018				0	2,080	3,120		75,712(4)
Craig Carney	6/19/2018							1,194(2)	46,924(3)
	6/19/2018				0	1,194	1,791		43,461(4)
Richard O’Sullivan	6/19/2018							1,127(2)	44,291(3)
	6/19/2018				0	1,127	1,691		41,022(4)
Thomas Reddish	6/19/2018							1,308(2)	51,404(3)
	6/19/2018				0	1,308	1,962		47,611(4)

(1)

Reflects performance share units (“PSUs”) awarded under our 2009 equity incentive plan. PSUs will vest with respect to between 0% and 150% of the target number of shares on June 19, 2021, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.

(2)

Reflects restricted stock units (“RSUs”) awarded under our 2009 equity incentive plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares no not vest unless and until the underlying award vests.

(3)	The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $39.30 per share.
(4)

The estimated fair values of the PSUs were determined using a per share price of $36.40, which was determined using a Monte-Carlo simulation process performed by Aon consisting of 250,000 simulations of future stock prices of TriCo common stock and the KBW Regional Banking Index.

(5)

Mr. Wiese received 10,000 RSUs that vest in equal annual installments on each of the first four anniversaries of the grant date. The fair value for each RSU is equal to the closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $38.79 per share. See note (2) with respect the treatment of dividends.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table presents information for all equity awards held by the named executive officer as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)

Richard Smith	4,000	-	-	14.54	12/20/2021
	50,000	-	-	14.54	12/20/2021
	40,000	-	-	15.34	5/22/2022
	40,000	-	-	19.46	5/9/2023
	4,000	-	-	19.46	5/9/2023
						1,499(5)	50,651
						2,790(6)	94,274	7,659	(7)	258,798
						3,219(8)	108,770	5,175	(9)	174,863
						4,005(10)	135,329	4,917	(11)	166,145

Peter Wiese	-	-	-	-	-
						10,101(12)	341,313
John Fleshood	-	-	-	-	-
						5,117(13)	172,903
						1,760(8)	59,470	2,830	(9)	95,626
						2,101(10)	70,993	2,579	(11)	87,144
Craig Carney	20,000	-	-	15.34	5/25/2022
	11,000	-	-	19.46	5/9/2023
						455(5)	15,374
						834(6)	28,181	2,287	(7)	77,278
						961(8)	32,472	1,544	(9)	52,172
						1,206(10)	40,751	1,480	(11)	50,009
Richard O’Sullivan	15,000	-	-	17.54	5/25/2020
	10,000	-	-	14.54	12/20/2021
	15,000	-	-	15.34	5/22/2022
	11,000	-	-	19.46	5/9/2023
						432(5)	14,597
						792(6)	26,762	2,172	(7)	73,392
						908(8)	30,681	1,460	(9)	49,333
						1,138(10)	38,453	1,397	(11)	47,205
Thomas Reddish (14)	-	-	-	-	-
						-	-	-		-

(footnotes on following page)

(1)	The exercise price equals the market value on the grant date.
(2)	Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 31, 2018 as reported on the Nasdaq Global Select Market, which was $33.79 per share.
(3)	Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2018.
(4)	Indicates the value of shares underlying unvested PSUs based on the closing price of TriCo common stock on December 31, 2018 as reported on the Nasdaq Global Select Market, which was $33.79 per share.
(5)	The RSUs vest on May 7, 2019.
(6)	The RSUs vest in two equal annual installments on May 19, 2019 and 2020.
(7)	The PSUs vest on May 19, 2019 (assuming certain performance conditions are met).
(8)	The RSUs vest in three equal annual installments on May 25, 2019, 2020 and 2021.
(9)	The PSUs vest on May 25, 2020 (assuming certain performance conditions are met).
(10)	The RSUs vest in four equal annual installments on June 19, 2019, 2020, 2021 and 2022.
(11)	The PSUs vest on June 19, 2021 (assuming certain performance conditions are met).
(12)	The RSUs vest in four equal annual installments on September 18, 2019, 2020, 2021 and 2022.
(13)	The RSUs vest in two equal annual installments on December 1, 2019 and 2020
(14)	At December 31, 2018, Mr. Reddish had no outstanding options or stock grants due to his departure in August 2018.

Option Exercises and Stock Awards Vested During 2018

The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)

Richard Smith			5,263 (3)	203,304
	61,000	1,275,510	8,349 (4)	328,450

Peter Wiese	-	-	- -	- -

John Fleshood	-	-	3,122 (3)	119,889

Craig Carney	-	-	1,597 (3) 2,537 (4)	61,687 99,806

Richard O’Sullivan	8,000	174,000	1,519 (3) 2,408 (4)	58,677 94,731

Thomas Reddish	8,400	182,800	1,835 (3) 2,910 (4)	70,882 114,479

(1)

The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.

(2)	The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(3)	Represents vested RSUs.
(4)	Represents vested PSUs.

Supplemental Executive Retirement Plan

Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987, and any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We selected the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.

For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, the bank is obligated to pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36) less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date the bank is obligated to pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.

For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.

The following table presents certain information concerning the benefits of the named executive officers under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2018($)

Richard Smith	Supplemental Executive Retirement Plan	25	8,840,506	-
Thomas Reddish	Supplemental Executive Retirement Plan	24	2,996,110	-
Craig Carney	Supplemental Executive Retirement Plan	21	2,882,298	-
Richard O’Sullivan	Supplemental Executive Retirement Plan	33	1,494,774	-

(1)

The value as of December 31, 2018, is determined using assumptions consistent with those used in note 21 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2017. Messrs. Wiese and Fleshood currently are not eligible to participate in the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer his compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for him under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

Monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that his employment with us ends until his benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to his deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”

Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to his account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers:

Name	Executive contributions in 2018 ($) (1)	TriCo contributions in 2018 ($)	Aggregate earnings in 2018 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2018 year end ($)

Richard Smith	-	-	27,446	-	455,860
Thomas Reddish	110,537	7,617	61,289	-	1,320,374
Craig Carney	28,537	-	28,830	-	476,929
Richard O’Sullivan	-	-	91,111	-	1,396,963

(1)	These amounts were included as salary paid to such officer in the summary compensation table on page 34.
(2)

The following amounts were included in the summary compensation table on page 34 as above-market rates earned under our executive nonqualified deferred compensation plan: Richard Smith, $11,429; Thomas Reddish, $15,628; Craig Carney, $12,615; and Richard O’Sullivan, $42,381. At December 31, 2018, Messrs. Wiese and Fleshood were not participants under the deferred compensation plan.

CEO Pay Ratio

The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO, as required by regulations promulgated pursuant to Section 953(b) of the Dodd-Frank Act. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $65,539; and
•	The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $3,279,918.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 50 to 1. This ratio of 50 to 1 is greater than the ratio of 30 to 1 reported from the prior year, primarily because of an increase in overall CEO compensation, as described in the Compensation Discussion and Analysis section of this proxy statement. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the company in furtherance of our customers’ and shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.

In order to determine the median of the annual total compensation of all our employees, we are required to identify the median employee of our workforce, without regard to his or her location or employment status (full-time, part-time, temporary or seasonal). The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. However, because there was a significant increase in our employee population as a result of our acquisition of FNB Bancorp between October 2017, when we identified our median employee to calculate our CEO Pay Ratio for fiscal 2017, and October 2018, we decided to identify a new median employee for purposes of calculating our CEO Pay Ratio for fiscal 2018.

To determine the pay ratio, we took the following steps:

We determined that as of October 1, 2018, the determination date, our employee population consisted of 1,172 individuals. This population consists of full-time, part-time, temporary and seasonal employees of TriCo and each of its direct and indirect subsidiaries. To identify the median employee, we compared 2018 Form W-2 wages, salaries and tips, for all employees, excluding our CEO. We annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2018. This methodology differs from the methodology disclosed to identify our median employee for 2017, in that, as a result of our acquisition of FNB Bancorp during 2018, we annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2018.

Once we identified our median employee, we calculated such employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and to the median employee’s company paid health and welfare benefits.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement, plus the value of company paid health and welfare benefits, which are not required to be disclosed in the Summary Compensation Table but which are included for purposes of this pay ratio disclosure in order to present a more complete picture of the median employee’s and CEO’s total compensation. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k) Plan and to the median employee’s health and welfare benefits.

This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the Compensation Committee nor our management used our fiscal 2018 Chief Executive Officer to median employee pay ratio in making compensation decisions.

CEO Employment Agreement

In March 2013, TriCo entered into an employment agreement with Richard Smith, TriCo’s president and chief executive officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. During 2018, Mr. Smith’s annual bases salary was $750,000. Mr. Smith is also eligible to receive an annual incentive bonus and stock options and other awards under the company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides that Mr. Smith is entitled to 20 paid vacation days annually and a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-

pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in TriCo’s 401(k) savings plan, TriCo’s employee stock ownership plan, TriCo’s executive deferred compensation plan and TriCo’s supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of TriCo’s employees.

The term of Mr. Smith’s employment agreement automatically extends for an additional one year term in April of each year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and a prorated amount of Mr. Smith’s minimum guaranteed annual bonus through the date of termination. In addition, TriCo would pay Mr. Smith the amount of his salary that would be payable if his employment had not been terminated until the end of the then-current term. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Potential Payments Upon Termination or Change of Control

Change of Control Agreements. Each named executive officer has entered into an agreement with TriCo that provides him with benefits if TriCo experiences a change of control. If a change of control occurs and the executive’s employment is terminated other than for “cause” or the executive terminates his employment after a substantial and material negative change in his title, compensation or responsibilities within one year after such change of control, then the executive is entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at the time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of executive’s compensation as defined by section 280G of the Code (“Section 280G”). The effect of this provision is that deductions for payments made under these agreements will not be disallowed due to Section 280G. All of our executives’ change of control agreements expire annually but automatically renew for an additional one-year period each year unless terminated by either TriCo or the executive 90 days prior to such anniversary date. In exchange for receiving the benefits under the agreement, each executive has agreed to keep confidential all of TriCo’s trade secrets.

A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:

•	a person becoming the owner of 20% or more of our outstanding common stock,
•	a person or group acquiring assets of TriCo having a value equal to one third or more of all of TriCo’s assets,
•	a person or group acquiring 50% or more of the total ownership of TriCo, based on either fair market value or voting power,
•	a replacement of at least a majority of our directors in a 12-month period.

A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:

•	a person becoming the beneficial owner of 40% or more of our outstanding common stock,
•	the purchase of our common stock pursuant to a tender or exchange offer,
•	our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or
•	a replacement of at least a majority of our directors in a 12-month period.

For “cause” as defined in these agreements means:

•	an employee’s dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for TriCo,
•	an employee’s commission of an act of fraud or bad faith upon TriCo,
•	an employee’s willful misappropriation of any funds or property of TriCo, or
•	an employee’s willful continued and unreasonable failure to perform his duties or obligations.

Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise his vested options terminates on the date of the executive’s termination.

Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon his retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to his deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of his plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:

•	the acquisition of more than 50% of our outstanding stock,
•	the acquisition in 12 months or less of at least 35% of our stock,
•	the replacement in 12 months or less of a majority of our directors, or
•	the acquisition in 12 months or less of at least 40% of our assets.

In addition to any advance election to receive his benefit in the event of a change of control, the executive can make an advance election as to the time and form for his benefit distribution after his separation from employment. In all cases, other than a distribution to satisfy his severe financial hardship, the executive may elect to receive his benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of his retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of his benefit until at least 6 months following his separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if his retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of his ESOP and social security benefits. In general, his monthly benefit payments begin on the first day of the month after his retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if he had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:

•	gross negligence or gross neglect,
•	commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•	willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•	willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.

Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with each of our executives named in the Summary Compensation Table other than Mr. Fleshood. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2018. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($)

Richard Smith	Severance pay(1)	-	356,666	-	-	-	3,000,000
	Equity award vesting acceleration(2)	-	-	-	-	-	408,458
	Supplemental executive retirement plans(3)	-	9,542,377	9,542,377	-	9,542,377	9,542,377
	Deferred compensation plan(4)	181,000	455,860	455,860	455,860	455,860	455,860
	Joint beneficiary agreement(5)	-	-	-	5,291,750	-	-

	Total	181,000	10,354,903	9,998,237	5,747,610	9,998,237	13,406,965

Peter Wiese	Severance pay(1)	-	-	-	-	-	1,105,920
	Equity award vesting acceleration(2)	-	-	-	-	-	-
	Supplemental executive retirement plans(3)	-	-	-	-	-	-
	Deferred compensation plan(4)	-	-	-	-	-	-
	Joint beneficiary agreement(5)	-	-	-	-	-	-

	Total	-	-	-	-	-	1,105,920

John Fleshood	Severance pay(1)	-	-	-	-	-	1,254,000
	Equity award vesting acceleration(2)	-	-	-	-	-	97,710
	Supplemental executive retirement plans(3)	-	-	-	-	-	-
	Deferred compensation plan(4)	-	-	-	-	-	-
	Joint beneficiary agreement(5)	-	-	-	-	-	-

	Total	-	-	-	-	-	1,351,710

Craig Carney	Severance pay(1)	-	-	-	-	-	958,840
	Equity award vesting acceleration(2)	-	-	-	-	-	122,157
	Supplemental executive retirement plans(3)	-	3,156,950	3,156,950	-	3,156,950	3,156,950
	Deferred compensation plan(4)	211,241	476,929	476,929	476,929	476,929	476,929
	Joint beneficiary agreement(5)	-	-	-	1,450,828	-	-

	Total	211,241	3,633,879	3,633,879	1,927,757	3,633,879	4,714,876

Richard O’Sullivan	Severance pay(1)	-	-	-	-	-	912,805
	Equity award vesting acceleration(2)	-	-	-	-	-	115,744
	Supplemental executive retirement plans(3)	-	1,743,884	1,743,884	-	1,743,884	1,743,884
	Deferred compensation plan(4)	521,982	1,396,963	1,396,963	1,396,963	1,396,963	1,396,963
	Joint beneficiary agreement(5)	-	-	-	1,468,222	-	-

	Total	521,982	3,140,847	3,140,847	2,865,185	3,140,847	4,169,396

(1)	Payment based on annual salary as of December 31, 2018.
(2)

The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2018. For stock options, the value of the acceleration benefit is equal to the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2018 and the option exercise price. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2018. The number of PSUs earned is based on actual performance measured through December 31, 2018; and further pro-rated for the performance period through December 31, 2018 over the full three-year period. The closing price of our common stock on December 31, 2018, was $33.79 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.

(3)

Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2018, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.

(4)

The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on his deferrals and any contributions made by TriCo.

(5)	Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement.

Regardless of the manner in which an executive’s employment terminates, he is also generally entitled to receive amounts earned during his term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from these exercise of vested stock options, amounts contributed under our 401(k) savings plan and our ESOP, and unused vacation pay.

Securities Authorized For Issuance Under Equity Compensation Plans

The information in the following table is provided as of the end of the fiscal year ended December 31, 2018 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

	(a)	(b)	(c)
Plan category	No. of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted average exercise price of outstanding option, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by securities holders(1)	343,000	$16.67	380,958
Equity compensation plans not approved by security holders	--	--	--
Total	343,000	$16.67	380,958

(1)

Includes the 2001 stock option plan and the 2009 equity incentive plan. Column (a) includes in the aggregate 121,286 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). At December 31, 2018, no further share awards will be granted under the 2001 stock option plan; accordingly, column (c) includes only shares available under the 2009 equity incentive plan. Note that the 2009 equity incentive plan expired on March 26, 2019 and therefore no further share awards will be granted under the 2019 equity incentive plan. See “2009 Equity Incentive Plan” on page 36.

Analysis of Employee Compensation Plan Risks

The compensation and management succession committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The compensation committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the company’s reported earnings.

The compensation and management succession committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

PROPOSAL 2: APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN

Background

At the meeting, shareholders will be asked to approve the TriCo Bancshares 2019 Equity Incentive Plan (the “2019 Plan”). The Board of Directors adopted the 2019 Plan on April 16, 2019, subject to shareholder approval.

If approved by shareholders, the 2019 Plan would allow TriCo to issue equity-based incentives covering up to 1,500,000 shares, such as stock options, stock appreciation rights, restricted stock awards, restricted stock units (may be referred in this section as “RSUs”), restricted stock grants and performance awards, (which could either be restricted stock or restricted stock units) (collectively, “Awards”). TriCo considered the guidelines of several shareholder advisory services in adopting the features of the 2019 Plan, including the number of shares available for Awards.

The 2019 Plan would replace the TriCo Bancshares 2009 Equity Incentive Plan (the “Prior Plan”), which expired on March 26, 2019. As a result of its expiration, no further awards may be issued under the Prior Plan, though all awards under the Prior Plan that were outstanding as of its expiration continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable award agreement. As of April 9, 2019 (the record date), there were awards for 414,450 shares outstanding under the Prior Plan, consisting of options for 302,000 shares, unvested restricted stock units for 66,914 shares and unvested performance stock units for 45,536 shares. Other than equity awards outstanding under the Prior Plan, there are no equity awards outstanding.

The provisions of the 2019 Plan are summarized below. The summary is qualified by reference to the 2019 Plan, a copy of which is included as Appendix A to this proxy statement.

There has been no determination with respect to future Awards under the 2019 Plan as of the date of this proxy statement.

Principal Reasons for the 2019 Plan

The Board of Directors has determined that the 2019 Plan is necessary and appropriate to give TriCo flexibility to (i) attract and retain qualified non-employee directors, executives and other key employees and consultants with appropriate equity-based awards, (ii) motivate high levels of performance, (iii) recognize employee contributions to TriCo’s success, and (iv) align the interests of 2019 Plan participants with those of TriCo’s shareholders. In addition, the Board of Directors believes that a robust equity compensation program is necessary to provide TriCo with flexibility in negotiating strategic acquisitions and other business relationships to further expand and grow TriCo’s business.

If the 2019 Plan is not approved at the meeting, TriCo will be unable to issue equity incentives. The competition for well-qualified and experienced banking executives is intense, particularly in California. If the 2019 Plan is not approved, it could be detrimental to TriCo’s goals of attracting, retaining and motivating key service providers and aligning their interests with the interests of TriCo shareholders. In that instance, TriCo would need to review and revise its compensation practices to be more cash-based in order to retain such key personnel. If TriCo adopted alternative compensation programs with greater cash compensation, TriCo believes that the level of cash compensation required to offset the lack of availability of equity grants could result in an increase in TriCo’s overall compensation expense, which would be detrimental to future operating results and a potential decrease in cash flow, which may reduce cash available to be invested in operations, growth and/or returned to shareholders. In addition, we believe that such alternative compensation programs would not appropriately align the interests of employees with those of our shareholders.

Best Practices

The 2019 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:

●

No Dividends or Dividend Equivalents Paid on Unvested Awards. The 2019 Plan provides that any dividends paid on restricted shares and any dividend equivalent rights granted in respect of a restricted stock unit will accrue during the period in which such Awards are unvested and will only be paid to the holder of the award if and to the extent that the award vests. No dividends or dividend equivalents may be paid on unvested Awards.

●

Clawback and No Hedging Policies. Awards and cash incentive compensation will be subject to clawback from our executives as set forth in the 2019 Plan. In addition, Awards will be subject to our stock ownership and no hedging policies. For a description of these policies, see “- No Hedging Transactions”, “-No Margin Accounts or Pledges” and “-Stock Ownership Guidelines” on page 31.

●

No Discounted Awards or Repricings. The exercise price per share of options and stock appreciation rights must be not less than the fair market value of a share on the grant date and may not be repriced without shareholder approval.

●

No “Evergreen” or Liberal Share Recycling. The 2019 Plan does not contain an evergreen provision and authorizes a fixed number of shares available for grant. Shares tendered by a grantee or withheld by the Company in payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligation, with respect to an award are not available for future Awards, as described in more detail below.

●

Changes Related to Tax Reform. As a result of the changes to Section 162(m) of the Code resulting from the Tax Cuts and Jobs Act enacted on December 22, 2017, the 2019 Plan does not include certain provisions that are in the Prior Plan and that were designed to qualify Awards under that plan as performance-based compensation for purposes of Section 162(m), including annual limitations on certain Awards that could be granted to individual participants. As described in greater detail under “Compensation Discussion & Analysis—Role of Tax Requirements,” the recent tax reform eliminated the performance-based compensation exception other than with respect to certain arrangements in place on November 2, 2017. Nevertheless, we will continue to be able to grant Awards that are subject to performance-based vesting conditions under the 2019 Plan consistent with our compensation philosophy.

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Minimum Vesting Requirements. Except pursuant to any required accelerated vesting in connection with a change in control event, or as described below, the 2019 Plan provides that each award granted under the plan will be subject to a minimum vesting period of one year. Awards may, however, be granted under the plan with minimum vesting requirements of less than one year, may be accelerated within one year of the grant date or granted without vesting requirements, provided that the total number of shares of our common stock subject to such Awards will not exceed 5% of the aggregate share limit.

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Holding Period. The 2019 Plan generally imposes a 12-month holding period on half of the shares received upon the vesting or exercise of Awards, consistent with the goal of aligning the interests of 2019 Plan participants with those of TriCo’s shareholders.

Dilution, Shares Available and Historical Share Usage

As exhibited by TriCo’s responsible use of equity over the past several years and corporate governance practices associated with equity and executive compensation practices in general, the 1,500,000 shares reserved under the 2019 Plan should provide TriCo the platform needed for continued growth, while managing program costs and share utilization levels within acceptable industry standards.

Burn Rate and Overhang. The Company’s historical share usage under its equity compensation plans (sometimes referred to as “burn rate”) and the potential dilution of the Company’s shareholders that could occur with respect to the Company’s equity plans (sometimes referred to as “overhang”) are summarized below.

Burn rate is a calculation of shares granted during the year divided by weighted average shares outstanding. No options were granted during the periods listed below.

Year	Options Granted	Unadjusted Full- Value Shares Granted(1)	ISS Adjusted Full-Value Shares Granted (2)	Total Granted	Weighted Average Common Shares Outstanding	Adjusted Burn Rate(3)
2018	0	55,544	166,632	166,632	26,593,000	0.63%
2017	0	47,608	142,824	142,824	22,912,000	0.62%
2016	0	66,422	199,266	199,266	22,814,000	0.87%
					Average	0.72%

(1)

Reflects the maximum, gross number of shares underlying awards made during the respective year (counted on a 1:1 basis without applying the fungible share ratio). See also “Compensation of Named Executive Officers – Grants of Plan-Based Awards for 2018.”

(2)	Adjusted to reflect the Institutional Shareholder Services “multiplier” counting each full value award as 3.0 option shares.
(3)	Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.

Overhang is a calculation of the total potential dilution attributable to equity-based compensation and reflects the shares reserved for all outstanding (unvested) grants plus shares available for future grants as a percentage of common shares outstanding. The overhang as of December 31, 2018 is calculated as follows:

(a) Shares available under the 2019 Plan (assuming shareholders approve the 2019 Plan at the annual meeting).	1,500,000
(b) Shares underlying outstanding awards*	478,251
(c) Shares remaining available under the Prior Plan**	380,958
(d) Total shares authorized for, or outstanding under, employee awards (a + b + c)	2,359,209
(e) Total shares outstanding	30,424,119
(f) Overhang (d/e)	7.75%

* Of such shares, 343,000 are underlying stock options, 66,947 are RSUs and 68,304 are PSUs (PSUs awards are shown assuming that maximum performance is achieved).
** The Prior Plan expired on March 26, 2019; therefore no new awards will be made under the Prior Plan. In 2019, we did not grant any awards under the Prior Plan.

Changes Since December 31, 2018. The number of shares remaining available for grant as described above differs from information reported in our 10-K, which reports the information as of December 31, 2018. Additional information as of April 9, 2019 (the record date) includes:

Restricted Stock Units outstanding	66,914
Performance Share awards outstanding*	68,304
Shares to be issued upon exercise of outstanding options and rights	302,000
Weighted-average exercise price of outstanding options and rights	$16.88
Weighted-average contractual life of outstanding options and rights in years	3.4 years
Shares remaining available for future issuance under equity compensation plans	0

* Outstanding Performance Restricted Stock Unit awards, all of which are unearned, are shown assuming that maximum performance is achieved.

Additional Considerations. The 1,500,000 share allocation to the 2019 Plan is intended to manage equity grant requirements for approximately the next 9 to 10 years. TriCo considers pool of an average of 75,000 (150,000, using a 2x multiplier for non-option Awards) shares per year to be important from a compensation and capital planning perspective. However, this is only an estimate, in our judgment, based on current circumstances as well as the Company’s expectations regarding:

●	future Awards;

●	growth in the organization;

●	the need for additional Awards for recruiting and retaining key employees; and

●	pushing Awards further into the organization to remain competitive.

Based on the Company’s historic burn rate, it believes it has a record of judiciously granting stock awards in the past.

The total number of shares that are subject to our award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of our dividend payments, the type of awards we grant and how we choose to balance total compensation between cash and equity awards.

The Board unanimously recommends that shareholders approve the 2019 Plan in order to allow the Company to continue to offer equity-based awards to employees and directors as part of its overall compensation package and be competitive in its marketplace.

Summary of the 2019 Plan

The following summary describes the principal provisions of the 2019 Plan. The summary is qualified by reference to the 2019 Plan, a copy of which is included as Appendix A to this proxy statement.

The 2019 Plan permits the discretionary award of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards (which could either be restricted stock or restricted stock units). The 2019 Plan contains several enhanced corporate governance provisions. These provisions are described more fully below but include among other things: (1) expressly providing that executives’ Awards and cash incentive compensation are subject to TriCo’s potential clawback or recoupment if TriCo must restate its financial statements; (2) generally imposing a one year minimum vesting period on Awards; (3) generally requiring participants to hold at least 50% of the shares acquired under an Award for at least one year; and (4) clarifying that credit for dividends declared on shares of common stock underlying an Award is subject to the same vesting requirements as the common stock underlying the Award.

Administration. The 2019 Plan will be administered by an authorized committee of the Board. In this section of the Proxy Statement, we refer to that authorized committee as the “Committee.” It is the current policy of the Board that all equity incentive awards be approved by the compensation and management succession committee, so TriCo expects that the compensation and management succession committee will serve as the Committee. While this section of the proxy statement discusses the powers and responsibilities of the Committee, the Board may at any time exercise any of the powers and responsibilities assigned to the Committee under the 2019 Plan.

Subject to the provisions of the 2019 Plan, the Committee will have complete authority to make all determinations with respect to Awards to be granted, including the forms and recipients of Awards. Subject to the provisions of the 2019 Plan, the Board or an authorized committee will have complete authority to interpret the 2019 Plan, to prescribe, amend and rescind rules and regulations relating to the 2019 Plan, to determine the terms and provisions of any agreements concerning the terms of an Award, and to make all other determinations necessary or advisable for the administration of the 2019 Plan. All decisions, interpretations and other actions of the Committee will be final and binding. The Committee may not, however, reprice, cancel and regrant Awards at a lower exercise, base or purchase price or cancel Awards with an exercise, base or purchase price in in exchange for cash, property or other Awards without first obtaining the approval of TriCo’s shareholders.

Participants. Employees, officers, directors and consultants of TriCo or its subsidiaries and any parent company are eligible for Awards under the 2019 Plan. The Committee determines which individuals will receive Awards (who we refer to as “participants”), as well as the type, number and composition of each Award.

Awards. Awards under the 2019 Plan may consist of a single type or any combination of the types of Awards permissible under the 2019 Plan. The Board or an authorized committee may determine the types, sizes and terms of Awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success, and other factors.

The 2019 Plan provides for the following types of Awards:

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Stock Options. TriCo may grant stock options under the 2019 Plan, including options which are qualified as incentive stock options as defined under Section 422 of the Internal Revenue Code (the “Code”) and nonqualified stock options. Options will not be exercisable at a price that is less than 100% of the fair market value of TriCo’s common stock on the date of grant or, if the optionee holds at least 10% of the voting power of all classes of TriCo’s stock, 110% of fair market value with respect to incentive stock options. The term of options will be no longer than ten years, except that incentive stock options granted to any 10% shareholders will have a term of no longer than five years. Options will vest and become exercisable as determined by the Committee at the time of grant.

Upon the exercise of a stock option, the purchase price must be paid as determined by the Committee by some or all of the following methods: (i) either in cash or its equivalent, (ii) pursuant to a broker-assisted sale developed under Regulation T, (iii) by tendering shares of TriCo’s common stock, (iv) withholding shares on exercise in payment of the exercise price and/or tax withholding; or (iv) if permitted by law, other forms of consideration that the Committee approves.

Options continue to be exercisable after a participant’s association with TriCo terminates for the period of time specified in the award agreement with respect to the option, whether due to death or disability or other reasons. This period may be extended during any period during which the participant’s exercise of the Award would violate the law or otherwise at the Board’s discretion.

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Stock Appreciation Rights. Under the 2019 Plan, stock appreciation rights or “SARs” may be settled in common stock or cash and must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares of common stock equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. The term of SAR will be no longer than generally be ten years.

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Restricted Shares and RSUs. Restricted shares and RSUs may be granted under the 2019 Plan. The Committee will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares or RSUs. Unless otherwise determined by the Committee, if the restrictions, performance goals or other conditions determined by the Committee are not satisfied, the restricted shares and RSUs will be forfeited. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements as determined by the Committee.

Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect a restricted share Awards will only become payable if (and to the extent) that the underlying restricted shares vest. During the restricted period, participants with RSUs will generally not have any rights of a shareholder, but if so provided in the award agreement, may be credited with dividend equivalent rights, provided, however, that dividends declared during the restricted period with respect to an RSU will only become payable if (and to the extent) that the underlying shares vest.

Shares reserved for issuance. As of April 9, 2019, there are no shares available for issuance under any stock incentive plans. Subject to certain adjustments, the maximum aggregate number of shares of TriCo common stock that may be issued pursuant to or subject to Awards is 1,500,000. In addition, the 2019 Plan allows TriCo to issue shares pursuant to awards that TriCo assumes in connection with a merger or acquisition as permitted by applicable rules of the Nasdaq Stock Market, the NYSE Listed Company Manual and AMEX Company Guide and such issuances shall not reduce the number of shares available for issuance under the 2019 Plan. The closing price of TriCo common stock on April 9, 2019 was $38.99 per share.

The number of shares available for issuance under the 2019 Plan will be reduced by: (i) one share for each share of common stock issued pursuant to a stock option; (ii) the total number of Stock Appreciation Rights that are exercised, including any shares of common stock underlying such Awards that are not actually issued to the participant as the result of a net settlement; (iii) two shares for each share of common stock issued pursuant to a performance award, a restricted share Award or an RSU Award and (iv) any shares of common stock used to pay any exercise price or tax withholding obligation with respect to any Award. When Awards made under the 2019 Plan expire or are forfeited or cancelled, the underlying shares will become available for future Awards under the 2019 Plan. To the extent that a share of common stock pursuant to an Award that counted as two shares again becomes available for issuance under the 2019 Plan, the number of shares of common stock available for issuance under the 2019 Plan will increase by two shares. If shares of common stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to TriCo at no more than cost, then such shares will again be available for the grant of Awards under the Plan. Any shares of common stock repurchased by TriCo with cash proceeds from the exercise of options will not, however, be added back to the pool of share available for issuance under the Plan. Shares awarded and delivered under the 2019 Plan may be authorized but unissued shares or reacquired shares. Shares tendered to TriCo or withheld from delivery to a participant as payment of the exercise price or in connection with the “net exercise” of a stock option or to satisfy TriCo’s tax withholding obligations will not again become available for future Awards under the 2019 Plan.

Minimum vesting period. Awards granted under the 2019 Plan generally must have minimum vesting period of at least 12 months, though Awards for up to 5% of the shares reserved for issuance under the 2019 Plan may have a shorter vesting period.

Minimum holding period. The 2019 Plan requires that a participant receiving shares of common stock pursuant to an Award must hold 50% of the shares for at least 12 months or, if earlier, the participant’s termination of continuous service.

Acceleration of vesting. The Committee has the authority to accelerate the vesting and exercisability of Awards.

Change of Control. In the event a “change in control” occurs, any surviving corporation or acquiring corporation may assume any or all Awards outstanding under the 2019 Plan or may substitute similar stock awards for Awards outstanding under the 2019 Plan (similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or TriCo, as the case may be, pursuant to the change in control).

In the event that any surviving corporation or acquiring corporation does not assume any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then unless otherwise provided by the Committee, any outstanding Awards that have been neither assumed nor substituted may be exercised (to the extent vested) prior to the effective time of the change in control, and any such Awards shall terminate if not exercised. In addition, in connection with a change in control, the Committee may provide, subject to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted under the 2019 Plan in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares of common stock, cash or other property covered by such Award, reduced by the aggregate exercise price or purchase price of the Award, if any, provided that if the exercise price or purchase price of any outstanding Award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such Award, the Committee may cancel such Award without the payment of any consideration to the participant.

An Award held by any participant whose continuous service is not terminated prior to the effective time of a change in control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the award agreement for such Award or as may be provided in any other written agreement between the participant and TriCo or an affiliate, but in the absence of such provision, no such acceleration shall occur.

For purposes of the 2019 Plan (unless otherwise stated in any agreement with the participant governing the Award), a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes during any 12 month period the beneficial owner of more than 50% of the voting power of TriCo (no change in control shall occur if additional voting shares are acquired by a person or persons who possessed effective control prior to acquiring additional shares); (ii) an unapproved change in the majority membership of the Board of Directors; (iii) a merger or consolidation of TriCo or its subsidiaries as a result of which less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held in the same proportion by persons who were shareholders of TriCo or any subsidiary immediately before the merger or consolidation; or (iv) a sale or other disposition of at least 90% of the outstanding securities of TriCo. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which TriCo’s shareholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of TriCo’s assets.

Term, amendment and termination. If approved by shareholders, the 2019 Plan will expire on May 21, 2029. The Board may terminate and Committee may amend or modify the 2019 Plan at any time, with shareholder approval to the extent necessary to satisfy the requirements of Section 422 of the Code. The Board may also choose to seek shareholder for an amendment for any other reason, such as to comply with any applicable law or the listing standards of any market where TriCo’s securities trade. TriCo may not make any grants under the 2019 Plan after it expires. Awards outstanding at the time the 2019 Plan is amended or terminated will continue in existence, and the terms of the 2019 Plan will continue to apply to them, until the Awards are exercised, cancelled or forfeited.

Effect of participant’s termination, death, or disability. Unless as otherwise provided in an award agreement, if a participant’s employment, consulting arrangement, or service as a non-employee director terminates for any reason (with respect to option awards, other than as a result of death or disability), vesting of incentive stock options, nonqualified stock options, restricted stock awards, RSUs and SARs generally will stop as of the effective termination date.

Nontransferability of Awards. Awards granted under the 2019 Plan may not be transferred without the consent of the Committee other than by will or the laws of descent and distribution (except that ISOs may only be transferred by will or the laws of decent and distribution), and may be exercised by the participant only during the participant’s lifetime). The Committee may, however, at or after the grant of an Award of a nonstatutory stock option, or shares of restricted stock, provide that such Award may be transferred by the participant to a family member or family trust; provided that the transfer is without payment of any consideration and is only made after receiving the Committee’s approval. Shares acquired pursuant to a stock grant or a grant of restricted stock as to which all restrictions have lapsed are not subject to this restriction.

Certain adjustments. The number of shares under and pricing of outstanding Awards will be proportionately adjusted for any increase or decrease in the number of TriCo’s issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other any other change in corporate structure. In addition, if there is a change of control of TriCo, a successor corporation may assume all or some of the outstanding Awards or issue new Awards covering the stock of the successor corporation as substitutes for outstanding Awards, with appropriate adjustments as to the number and kind of shares and prices.

Clawback. If TriCo is required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the Committee may require any executive who is required to file reports under Section 16 of the Exchange Act to repay or forfeit to TriCo that part of the cash or equity incentive compensation received by that the executive officer during the preceding three years that the plan administrator determines was in excess of the amount that such executive officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The cash incentive compensation subject to potential clawback includes cash incentive compensation paid to executive outside of the 2019 Plan. The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each executive officer (which need not be the same amount or proportion for each executive officer).

U.S. Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences under the 2019 Plan (it is important to note that the below discussion of TriCo’s tax deductibility of the Awards may be limited by a number of rules under the Internal Revenue Code, including by Sections 162(m) of the Internal Revenue Code). It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the participant will generally recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. TriCo generally will be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income. If shares acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are purchased by a participant, or option shares, pursuant to the exercise of an ISO granted under the 2019 Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant, such disposition a disqualifying disposition, then, generally (1) the participant will not realize ordinary income upon exercise and (2) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a nonqualified stock option as discussed above. In general, TriCo will receive an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Share Appreciation Rights. A participant who is granted an SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. TriCo generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any common shares received upon exercise of an SAR will be the fair market value of the shares of common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares. A participant generally will not be taxed upon the grant of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the earlier of the time the shares become transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). TriCo generally will be entitled to a tax deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation and not as dividend income, unless the individual has made an election under Section 83(b) of the Code. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions or transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their Award, and the participant’s holding period for capital gains purposes will begin at that time. TriCo will generally be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs. In general, the grant of RSUs will not result in income for the participant or in a tax deduction for TriCo. Upon the settlement of such an Award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and TriCo generally will be entitled to a tax deduction at the same time and in the same amount.

Tax withholding. To the extent provided by the terms of an Award, the participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of TriCo common stock under an Award by any of the following means (in addition to TriCo’s right to withhold from any compensation paid to the participant by TriCo) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing TriCo to withhold shares of common stock from the shares of common stock otherwise issuable to the participant as a result of the exercise or acquisition of common stock under the Award; provided, however, that no shares of common stock are withheld with a value exceeding the maximum statutory tax rate in the applicable jurisdiction (or such lesser amount as may be necessary to avoid liability accounting); or (iii) delivering to TriCo owned and unencumbered shares of common stock..

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 2019 Plan. A participant may also be subject to state and local taxes in connection with the grant of Awards under the 2019 Plan. TriCo suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the Awards granted to them in their personal circumstances.

New Plan Benefits

Future grants under the 2019 Plan will be made at the discretion of the Compensation and Management Succession Committee and, accordingly, are not yet determinable. In addition, benefits under the 2019 Plan will depend on a number of factors, including the fair market value of TriCo’s common stock on future dates and the exercise decisions made by participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants under the 2019 Plan.

Required Vote

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the approval of the 2019 Plan. Approval of the 2019 Plan requires the affirmative vote of a majority of the shares represented and voting at the meeting, which shares also constitute a majority of the required quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 2: APPROVAL OF THE 2019 EQUITY INCENTIVE PLAN

REPORT OF THE AUDIT AND RISK COMMITTEE

To Our Shareholders:

In accordance with its written charter, the Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the Audit and Risk Committee has reviewed and discussed with management and Moss Adams LLP (“Moss Adams”) the audited financial statements for the year ended December 31, 2018 and Moss Adam’s evaluation of the Company’s internal control over financial reporting. The Audit and Risk Committee has discussed with Moss Adams the matters that are required to be discussed by Auditing Standards No. 61 (Communications with Audit Committees) as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

Moss Adams has provided to the Audit and Risk Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed with Moss Adams that firm’s independence. The Audit and Risk Committee has concluded that Moss Adam’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Moss Adam’s independence.

The Audit and Risk Committee discussed with the Company’s internal auditors and Moss Adams the overall scope and plans for their respective audits. The Audit and Risk Committee met with the internal auditors and with Moss Adams, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the audits and discussions referred to above, the Audit and Risk Committee, on February 26, 2019, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted:

Donald J. Amaral (Chairman)

William J. Casey

Cory W. Giese

Martin A. Mariani

W. Virginia Walker

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Moss Adams LLP

Our audit and risk committee has selected the firm of Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for 2019. At the meeting, shareholders will be asked to ratify that selection. Moss Adams served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. Representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.

If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.

The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Moss Adams as our independent registered public accounting firm.

Change in Principle Independent Auditor

Crowe LLP (“Crowe”) served as the Company’s independent registered public accounting firm as of December 31, 2017 and for the two years then ended. On April 3, 2018, our audit committee dismissed our principal independent auditor, Crowe, and engaged the services of Moss Adams as our new principal independent auditor for the year ended December 31, 2018. During the years ended December 31, 2016 and 2017, and the following interim period through April 3, 2018, we did not consult with Moss Adams regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

During the years ended December 31, 2016 and 2017, and the following interim period through April 3, 2018, there were no disagreements between TriCo and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Crowe’s satisfaction, would have caused Crowe to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods. Also, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent years ended December 31, 2016 and 2017 or within the following interim period through April 3, 2018.

The audit reports of Crowe on our consolidated financial statements as of and for the years ended December 31, 2016 and 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. We requested Crowe to furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agreed with the above statements. A copy of that letter was filed with the Commission on a Form 8-K filed on April 6, 2018.

Accounting Firm Fees

The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Moss Adams (2018) and Crowe (2017) to the Company and its related entities for the last two fiscal years. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the Audit and Risk Committee. The Audit and Risk Committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2018	2017
Audit fees(1)	$504,000	$557,000
Audit-related fees(2)	40,000	60,000
Tax fees	--	--
All other fees(3)	50,000	69,000
Total	$594,000	$686,000

(1)

For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls.

(2)

For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC and audits of separate subsidiary financial statements.

(3)	For accounting and auditing consultation services related to mergers and acquisition activities.

OTHER INFORMATION

Financial Materials

Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 – Attention: Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under “investor information.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the SEC and Nasdaq. To the best of our knowledge, except as disclosed herein, all required filings in 2018 were timely made. A Form 3 and a Form 4 reporting one transaction were filed late for Mr. Atwood due to a delay in his filing codes when he became a director of the Company. A Form 4 reporting one transaction by Mr. Wiese was late due to an error by the Company in clearing it for filing. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

How to Contact the Board

Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The current lead director is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

APPENDIX A

TRICO BANCSHARES

2019 EQUITY INCENTIVE PLAN

1.    PURPOSES.

(a) Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Performance Awards, (iv) Restricted Stock, (v) Restricted Stock Unit Awards, and (vi) Stock Appreciation Rights.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(d) Establishment. This Plan was adopted by the Board on April 16, 2019 and shall become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”), unless sooner terminated by the Board.

2.    DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Award” means any right granted under the Plan, including an Option, a Performance Award, Restricted Stock, a Restricted Stock Unit Award, and a Stock Appreciation Right.

(c) “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” has the meaning set forth in Section 11(a).

(f) “Change in Control” means the occurrence of any of the following events with respect to the Company:

(i) Merger: A merger into or consolidation with another corporation, or merger of another corporation into the Company or any Subsidiary, and as a result of which less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held in the same proportion by persons who were shareholders of the Company or any Subsidiary immediately before the merger or consolidation;

(ii) Acquisition of Significant Share Ownership: One person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company or any Subsidiary (this constitutes acquisition of “Effective Control”). No Change in Control shall occur if additional voting shares are acquired by a person or persons who possessed Effective Control prior to acquiring additional shares. This subsection (ii) shall not apply to beneficial ownership of voting shares held in a fiduciary capacity by an entity of which the Company or any Subsidiary directly or indirectly beneficially owns 50% or more of the outstanding voting securities, or voting shares held by an employee benefit plan maintained for the benefit of the Company’s or any Subsidiary’s employees.

(iii) Change in Board Composition: A majority of the members of the Board of Directors of the Company or any Subsidiary is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company or any Subsidiary before the date of the appointment or election, in each case other than in connection with a threatened proxy contest or a similar action. This subparagraph shall only apply with respect to the Company if no other corporation is a majority shareholder of the Company.

(iv) Disposition of Securities: A sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply). Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(g) “Common Stock” means the common stock of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a committee of two or more members of the Board appointed by the Board in accordance with Section 3(b).

(j) “Company” means TriCo Bancshares, a California corporation.

(k) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. Notwithstanding the foregoing or anything in the Plan to the contrary, unless (i) otherwise provided in an Award Agreement or (ii) following the date of grant of an Award, determined otherwise by the Board with respect to any Participant who is then an officer of the Company within the meaning of Section 16 of the Exchange Act or by the chief executive officer of the Company with respect to any other Participant, in the event that a Participant terminates his or her service with the Company or an Affiliate as an Employee, the Participant shall cease vesting in any of his or her Awards as of such date of termination, regardless of whether the Participant continues his or her service in the capacity of a Director or Consultant without interruption or termination. The Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(m) “Director” means a member of the Board of Directors of the Company.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Effective Date” has the meaning set forth in Section 1(d).

(p) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(q) “Entity” means a corporation, partnership or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(t) “Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase shares issuable upon exercise of such Award, and (ii) with respect to a Stock Appreciation Right, the base price per share of such Stock Appreciation Right.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(ii) if the Common Stock is publicly traded but not listed or traded on any of the markets or exchanges described in subsection (i), the Fair Market Value of a share of Common Stock shall be the average of the closing bid and asked prices on such date as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee based upon an independent appraisal in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(v) “Incentive Compensation” means annual cash bonus and any Award.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee) “Parent” means any parent corporation of the Company, whether now or hereafter existing, as such term is defined in Section 424(e) of the Code.

(ff) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(gg) “Performance Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(hh) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

(ii) “Plan” means this TriCo Bancshares 2019 Equity Incentive Plan.

(jj) “Restricted Stock” means a grant or sale of shares of Common Stock to a Participant subject to a Risk of Forfeiture.

(kk) “Restricted Stock Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(ll) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(mm) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.

(nn) “Risk of Forfeiture” means a limitation on the right of the Participant to retain Restricted Stock, including a right in the Company to reacquire shares of Restricted Stock at less than their then Fair Market Value, because of the occurrence or non-occurrence of specified events or conditions.

(oo) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(pp) “Section 16 Officer” means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Exchange Act, whether or not such individual is a Section 16 Officer at the time the determination to recoup compensation is made.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(ss) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(uu) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates. Whether a person is a Ten Percent Shareholder shall be determined with respect to an Option based on the facts existing immediately prior to the grant date of the Option.

3.    ADMINISTRATION.

(a) Administration by Committee or Board. The Plan shall be administered by a Committee. The Board, in its sole discretion, may exercise any authority of the Committee under the Plan at any time, and in such instances references herein to the Committee shall refer to the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The Plan shall be administered, to the extent applicable, in accordance with Rule 16b-3.

(b) The Committee. The Committee shall be comprised of two (2) or more Directors who are not Employees. It is intended that each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s Corporate Governance Guidelines and the Compensation and Management Succession Committee Charter (or any successor or replacement charter), (ii) an “independent director” under rules adopted by the NASDAQ Stock Market, and (iii) a “Non-Employee Director” for purposes of Rule 16b-3 under the Exchange Act. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

(c) Authority. Pursuant to the terms of the Plan, the Committee (subject to any restrictions on the authority delegated to it by the Board), shall have the power and authority, without limitation:

(i) to select those Consultants, Employees and Directors who shall be Participants;

(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Performance Awards, Restricted Stock Awards, Restricted Stock Unit Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (1) the restrictions applicable to Performance Awards, Restricted Stock or Restricted Stock Units Awards and the conditions under which restrictions applicable to such Performance Awards, Restricted Stock or Restricted Stock Unit Awards shall lapse, (2) the performance goals and periods applicable to Awards, (3) the Exercise Price of each Option and each Stock Appreciation Rights or the purchase price of any other Award, (4) the vesting schedule and terms applicable to each Award, (5) the number of shares of Common Stock or amount of cash or other property subject to each Award and (6) subject to the requirements of Section 409A of the Code (to the extent applicable) and to Capitalization Adjustments, any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and, subject to Section 4(d), accelerating the vesting and/or payment schedules of such Awards);

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(vi) to determine the Fair Market Value in accordance with the terms of the Plan;

(vii) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s service or employment for purposes of Awards granted under the Plan;

(viii) to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix) to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

(x) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

(d) Repricing. Subject to Section 11, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or purchase price or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s shareholders.

(e) Decisions Conclusive. All decisions made by the Committee or the Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.

(f) Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

(g) Governance. Except as otherwise provided in the Articles of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

4.    SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Awards shall not exceed in the aggregate 1,500,000 shares of Common Stock. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 1,500,000 shares of Common Stock. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of Common Stock issued pursuant to an Option granted under Section 6; (ii) the total number of Stock Appreciation Rights issued pursuant to Section 7(d) that are exercised, including any shares of Common Stock underlying such Awards that are not actually issued to the Participant as the result of a net settlement; (iii) two (2) shares for each share of Common Stock issued pursuant to a Performance Award under Section 7(a), a Restricted Stock award under Section 7(b), or a Restricted Stock Unit Award under Section 7(c); and (iv) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Award. Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan.

(b) Reversion of Shares to the Share Reserve. If any Award under the Plan expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to the Company at no more than cost, such shares of Common Stock shall again be available for the grant of Awards under the Plan. Any shares of Common Stock repurchased by the Company with cash proceeds from the exercise of Options shall not be added back to the pool of shares available for grant under the Plan set forth in Section 4(a) above. To the extent there is issued a share of Common Stock pursuant to an Award that counted as two (2) shares against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b), then the number of shares of Common Stock available for issuance under the Plan shall increase by two (2) shares.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(d) Minimum Vesting Period. Notwithstanding anything to the contrary in the Plan except for Section 11(c) of the Plan, any Awards granted under the Plan (other than such Awards representing a maximum of five percent (5%) of the shares reserved for issuance under the Plan pursuant to Section 4(a) hereof) shall be granted subject to a minimum vesting period of at least twelve (12) months.

(e) Substitute Awards in Corporate Transactions. Awards may be issued in connection with a merger or acquisition. An Award granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines by merger or otherwise shall not reduce the number of shares of Common Stock available for issuance pursuant to Awards under the Plan. The terms and conditions of any such Awards may vary from the terms and conditions set forth in the Plan to the extent the Committee at the time of grant may deem appropriate, subject to applicable laws. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes eligible, in accordance with the terms of this Plan, to receive Awards hereunder by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. or the number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Shares of Common Stock underlying a forfeited substitute Award shall not again be available for Awards under the Plan.

5.    ELIGIBILITY.

(a) Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Notwithstanding the foregoing or any provision in the Plan to the contrary, Employees, Directors and Consultants of a Parent shall not be eligible to receive any Awards under the Plan.

(b) Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Exercise Price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of such form.

6.    OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the Exercise Price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. The Exercise Price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations and as determined by the Committee in its sole discretion, by any combination of the methods of payment set forth below. The Committee shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate Exercise Price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the sum of the aggregate Exercise Price and required tax withholdings; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued; or

(v) in any other form of legal consideration that may be acceptable to the Committee.

Unless otherwise specifically provided in the Option or determined by the Committee, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall not be transferable to the extent provided in the Option Agreement except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time as set forth in the Award Agreement.

(i) Forfeiture of Options. Unless the Committee determines otherwise, any Nonstatutory Stock Option that has not become exercisable when a Director, Consultant or Employee ceases to provide Continuous Service shall be forfeited.

7.    PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Performance Awards. Each Performance Award agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of Performance Award agreements may change from time to time, and the terms and conditions of separate Performance Award agreements need not be identical, but each Performance Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Performance Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

(ii) Vesting. Shares of Common Stock awarded under the Performance Award agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Committee.

(iii) Performance Grants. A Performance Award may be granted or may vest based upon service conditions, upon the attainment during a Performance Period of certain performance goals, or both.

(iv) Termination of Participant’s Continuous Service. Unless the Committee determines otherwise, in the event that a Participant’s Continuous Service terminates, the Performance Award shall be forfeited and, to the extent applicable, the Company may reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Performance Award agreement.

(v) Transferability. Unless the Committee determines otherwise, rights to acquire shares of Common Stock under the Performance Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Award agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Performance Award agreement remains subject to the terms of the Performance Award agreement.

(b) Restricted Stock Awards. Each Restricted Stock Award agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of the Restricted Stock Award agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award agreements need not be identical, but each Restricted Stock Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Award, the Committee will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Award may be paid in any form of legal consideration that may be acceptable to the Committee in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock acquired under the Restricted Stock purchase or grant agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Committee.

(iii) Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (iv) below, may be issued a stock certificate in respect of such shares of Restricted Stock. Any stock certificate shall be registered in the name of such Participant and, if applicable, shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award in substantially the following form:

The transferability of this certificate and the shares represented by this certificate are subject to the terms and conditions of the TriCo Bancshares 2019 Equity Incentive Plan and a Restricted Stock Agreement entered into by the registered owner and TriCo Bancshares. Copies of such Plan and Agreement are on file in the offices of TriCo Bancshares.

(iv) Escrow of Shares. The Company may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(v) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the purchase or grant agreement with respect to the Restricted Stock.

(vi) Transferability. Unless the Committee determines otherwise, Restricted Stock shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock purchase or grant agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock purchase agreement remains subject to the terms of the Restricted Stock purchase or grant agreement.

(vii) Rights Pending Lapse of Restrictions. Except as otherwise provided in the Plan or the applicable Restricted Stock purchase agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a shareholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock; provided that such dividend equivalents will be converted into additional shares of Restricted Stock and shall become vested (or forfeited, as applicable) at the same time (if ever) as the shares of Restricted Stock with respect to which such dividend equivalents were paid vest.

(viii) Lapse of Restrictions. If and when the Risk of Forfeiture lapses without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not previously delivered.

(c) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Committee will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Committee in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Committee may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Committee and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Committee, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Committee and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award. Any dividend equivalents which are credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award (whether or not converted into additional shares of Common Stock covered by the Restricted Stock Unit Awards) will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise determined by the Committee, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(d) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Awards or in tandem with other Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The Exercise Price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the Exercise Price that will be determined by the Committee at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Committee and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time as specified in the Award Agreement.

9.    USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

(a) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms.

(b) No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of any Award Agreement.

(d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations. To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum statutory tax rate in the applicable jurisdiction (or such lesser amount as may be necessary to avoid liability accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(f) Holding Period. Fifty percent (50%) of all shares of Common Stock issued with respect to any Award under this Plan (including in connection with exercise of an Option, settlement or vesting, as applicable, of Performance Award, vesting of Restricted Stock Award and settlement of a Restricted Stock Unit Award or a Stock Appreciation Right) shall be subject to a minimum holding period until the earlier of (i) twelve (12) months (or if later, when the requirements under the Company’s share ownership guidelines are satisfied) from the later of (A) vesting of such Award or (B) settlement or exercise, as applicable, of such Award or (ii) until employment termination of the Participant.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If a Change in Control or any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company or any other change in corporate structure, which, in any such case, the Committee determines, in its sole discretion, affects the shares of Common Stock such that an adjustment pursuant to Section 11 hereof is appropriate (each a “Capitalization Adjustment”)), an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Plan pursuant to Section 4, (ii) the kind, number of securities subject to, and the Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock or other securities or the amount of cash or amount or type of other property subject to outstanding Performance Awards, Restricted Stock or Restricted Stock Unit Awards granted under the Plan; and/or (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Committee, in its sole discretion. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Committee, any adjustments to Incentive Stock Options under this Section 11 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. The Committee’s determinations pursuant to this Section 11 shall be final, binding and conclusive.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Change in Control. In the event of a Change in Control, any surviving corporation or acquiring corporation may assume any or all Awards outstanding under the Plan or may substitute similar stock awards for Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Change in Control). A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar stock award for only a portion of an Award. In the event that any surviving corporation or acquiring corporation does not assume any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then unless otherwise provided by the Committee, any outstanding Awards that have been neither assumed nor substituted may be exercised (to the extent vested) prior to the effective time of the Change in Control, and any such Awards shall terminate if not exercised prior to the effective time of the Change in Control. Without limiting the generality of the foregoing, in connection with a Change in Control, the Committee may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Committee may cancel such Award without the payment of any consideration to the Participant. An Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. The Committee at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code.

(b) Shareholder Approval. The Committee, in its sole discretion, may submit any other amendment to the Plan for shareholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing. Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Right s with an Exercise Price that is less than the Exercise Price of the original Options or Stock Appreciation Rights without shareholder approval.

13. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the Participant.

14. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

15. CLAWBACK.

If the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement, then the Committee may require any Section 16 Officer to repay or forfeit to the Company, and each Section 16 Officer agrees to so repay or forfeit, that part of the Incentive Compensation received by that Section 16 Officer during the three-year period preceding the publication of the restated financial statement that the Committee determines was in excess of the amount that such Section 16 Officer would have received had such Incentive Compensation been calculated based on the financial results reported in the restated financial statement. The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive Compensation and how much Incentive Compensation to recoup from each Section 16 Officer (which need not be the same amount or proportion for each Section 16 Officer), including any determination by the Committee that a Section 16 Officer engaged in fraud, willful misconduct or committed grossly negligent acts or omissions which materially contributed to the events that led to the financial restatement. The amount and form of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion, and recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the cancellation of vested or unvested Awards, cash repayment or both. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any applicable laws, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

16. SECTION 409A.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

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Annual Meeting Proxy Card

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A

Proposals – THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO  DIRECTION IS INDICATED, WILL BE VOTED “FOR”
THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3, AND 4.

1.  Election of Directors:

01 - William J. Casey	02 - Donald J. Amaral	03 - Thomas G. Atwood
04 - L. Gage Chrysler III	05 - Craig S. Compton	06 - Cory W. Giese
07 - John S. A. Hasbrook	08 - Michael W. Koehnen	09 - Martin A. Mariani
10 - Thomas C. McGraw	11 - Richard P. Smith	12 - W. Virginia Walker

☐	Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Propose to approve the 2019 Equity Compensation Plan.	☐	☐	☐	3.	Advisory approval of the company’s executive compensation.	☐	☐	☐

4.	To ratify the selection of Moss Adams LLP as the company’s independent auditor for 2019.	☐	☐	☐	5.	Attend to any other business properly presented at the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

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1 U P X

031NRE

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Proxy – TRICO BANCSHARES

Annual Meeting of Shareholders - May 21, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and Richard O’Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders of the company to be held on Tuesday, May 21, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐